                                                                     Exhibit 2.1
                                                                  EXECUTION COPY
                                                                  --------------



                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                                  KEANE, INC.,

                           VERITAS ACQUISITION CORP.

                                      AND

                        METRO INFORMATION SERVICES, INC.

                          DATED AS OF AUGUST 20, 2001

ARTICLE I  THE MERGER.......................................................   1
 1.1  Effective Time of the Merger..........................................   1
 1.2  Closing...............................................................   2
 1.3  Effects of the Merger.................................................   2
 1.4  Directors and Officers................................................   2
ARTICLE II  CONVERSION OF SECURITIES........................................   2
 2.1  Conversion of Capital Stock...........................................   2
 2.2  Exchange of Certificates..............................................   4
ARTICLE III  REPRESENTATIONS AND WARRANTIES OF THE COMPANY..................   7
 3.1  Organization, Standing and Power; Subsidiaries........................   7
 3.2  Capitalization........................................................   8
 3.3  Authority; No Conflict; Required Filings and Consents.................  11
 3.4  SEC Filings; Financial Statements; Information Provided...............  12
 3.5  No Undisclosed Liabilities............................................  14
 3.6  Absence of Certain Changes or Events..................................  14
 3.7  Taxes.................................................................  15
 3.8  Owned and Leased Real Properties......................................  17
 3.9  Intellectual Property.................................................  18
 3.10  Agreements, Contracts and Commitments................................  20
 3.11  Litigation...........................................................  21
 3.12  Environmental Matters................................................  22
 3.13  Employee Benefit Plans...............................................  24
 3.14  Compliance With Laws.................................................  27
 3.15  Permits..............................................................  27
 3.16  Labor Matters........................................................  27
 3.17  Insurance............................................................  27
 3.18  Assets...............................................................  28
 3.19  Customers and Suppliers..............................................  28
 3.20  Accounts Receivable..................................................  28
 3.21  Prepayments, Prebilled Invoices and Deposits.........................  29
 3.22  Government Contracts.................................................  29
 3.23  No Existing Discussions..............................................  29
 3.24  Opinion of Financial Advisor.........................................  29
 3.25  Articles 14 and 14.1 of the VSCA Not Applicable......................  30
 3.26  Brokers; Schedule of Fees and Expenses...............................  30
ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF THE BUYER AND THE TRANSITORY
            SUBSIDIARY......................................................  30
 4.1  Organization, Standing and Power......................................  31
 4.2  Capitalization........................................................  31
 4.3  Authority; No Conflict; Required Filings and Consents.................  32
 4.4  SEC Filings; Financial Statements; Information Provided...............  33
 4.5  Tax Matters...........................................................  34
 4.6  Operations of the Transitory Subsidiary...............................  34
 4.7  Brokers...............................................................  34
 4.8  Litigation............................................................  34
 4.9  Absence of Certain Changes or Events..................................  34
ARTICLE V  CONDUCT OF BUSINESS..............................................  35

 5.1  Covenants of the Company..............................................  35
 5.2  Employee Stock Purchase Plan..........................................  38
 5.3  Confidentiality.......................................................  38
ARTICLE VI  ADDITIONAL AGREEMENTS...........................................  38
 6.1  No Solicitation.......................................................  38
 6.2  Proxy Statement/Prospectus; Registration Statement....................  42
 6.3  Nasdaq Quotation......................................................  42
 6.4  Access to Information.................................................  42
 6.5  Company Shareholders Meeting..........................................  43
 6.6  Additional Agreements.................................................  44
 6.7  Legal Conditions to the Merger........................................  44
 6.8  Public Disclosure.....................................................  45
 6.9  Reorganization........................................................  46
 6.10  Affiliate Agreements.................................................  46
 6.11  AMEX Listing.........................................................  46
 6.12  Company Stock Plans..................................................  46
 6.13  Shareholder Litigation...............................................  47
 6.14  Indemnification......................................................  47
 6.15  Notification of Certain Matters......................................  48
 6.16  Exemption from Liability Under Section 16(b).........................  48
 6.17  Comfort Letters......................................................  49
 6.18  Representation on Buyer Board........................................  49
ARTICLE VII  CONDITIONS TO MERGER...........................................  49
 7.1  Conditions to Each Party's Obligation To Effect the Merger............  49
 7.2  Additional Conditions to Obligations of the Buyer and the
      Transitory Subsidiary.................................................  50
 7.3  Additional Conditions to Obligations of the Company...................  51
ARTICLE VIII  TERMINATION AND AMENDMENT.....................................  53
 8.1  Termination...........................................................  53
 8.2  Effect of Termination.................................................  54
 8.3  Fees and Expenses.....................................................  54
 8.4  Amendment.............................................................  56
 8.5  Extension; Waiver.....................................................  56
ARTICLE IX  MISCELLANEOUS...................................................  56
 9.1  Nonsurvival of Representations and Warranties.........................  56
 9.2  Notices...............................................................  56
 9.3  Entire Agreement......................................................  58
 9.4  No Third Party Beneficiaries..........................................  58
 9.5  Assignment............................................................  58
 9.6  Severability..........................................................  58
 9.7  Counterparts and Signature............................................  58
 9.8  Interpretation........................................................  59
 9.9  Governing Law.........................................................  59
 9.10  Remedies.............................................................  59
 9.11  WAIVER OF JURY TRIAL.................................................  59

Exhibit A   Plan of Merger
Exhibit B   Form of Shareholder's Agreement
Exhibit C   Form of Executive Retention Agreement
Exhibit D   Form of Affiliate Agreement

                             TABLE OF DEFINED TERMS

                                                                 Reference in
Terms                                                              Agreement
--------------------------------------------------------------  ----------------
Acquisition Proposal..........................................  Section 6.1(f)
Affiliate.....................................................  Section 3.2(d)
Affiliate Agreement...........................................  Section 6.10
Affiliate Contracts...........................................  Section 3.10(b)
Agreement.....................................................  Preamble
Alternative Acquisition Agreement.............................  Section 6.1(b)
AMEX..........................................................  Section 2.2(e)
Antitrust Laws................................................  Section 6.7(b)
Antitrust Order...............................................  Section 6.7(b)
Articles of Merger............................................  Section 1.1
Buyer.........................................................  Preamble
Buyer Class B Common Stock....................................  Section 4.2
Buyer Common Stock............................................  Section 2.1(c)
Buyer Disclosure Schedule.....................................  Article IV
Buyer ESPP....................................................  Section 6.12(d)
Buyer Material Adverse Effect.................................  Section 4.1
Buyer Preferred Stock.........................................  Section 4.2
Buyer SEC Reports.............................................  Section 4.4(a)
Buyer Stock Option............................................  Section 6.12(a)
Certificates..................................................  Section 2.2(b)
Closing.......................................................  Section 1.2
Closing Date..................................................  Section 1.2
Code..........................................................  Preamble
Company.......................................................  Preamble
Company Balance Sheet.........................................  Section 3.4(b)
Company Board.................................................  Section 3.3(a)
Company Common Stock..........................................  Section 2.1(b)
Company Disclosure Schedule...................................  Article III
Company Employee Plans........................................  Section 3.13(a)
Company ESPP..................................................  Section 5.1(n)
Company Insiders..............................................  Section 6.16(c)
Company Intellectual Property.................................  Section 3.9(a)
Company Material Adverse Effect...............................  Section 3.1(a)
Company Material Contracts....................................  Section 3.10(a)
Company Nonvoting Common Stock................................  Section 3.2(a)
Company Permits...............................................  Section 3.15
Company Preferred Stock.......................................  Section 3.2(a)
Company SEC Reports...........................................  Section 3.4(a)
Company Stock Options.........................................  Section 3.2(b)
Company Stock Plans...........................................  Section 3.2(b)
Company Shareholder Approval..................................  Section 3.3(a)

                                                                 Reference in
Terms                                                              Agreement
--------------------------------------------------------------  ---------------
Company Shareholders Meeting..................................  Section 3.4(c)
Company Voting Proposal.......................................  Section 3.3(a)
Confidentiality Agreement.....................................  Section 5.3
Constituent Corporations......................................  Section 1.3
Contamination.................................................  Section 3.12(c)
Contracts.....................................................  Section 3.10(e)
Effective Time................................................  Section 1.1
Employee Benefit Plan.........................................  Section 3.13(a)
Environmental Law.............................................  Section 3.12(b)
ERISA.........................................................  Section 3.13(a)
ERISA Affiliate...............................................  Section 3.13(a)
Exchange Agent................................................  Section 2.2(a)
Exchange Fund.................................................  Section 2.2(a)
Exchange Act..................................................  Section 3.3(c)
Exchange Ratio................................................  Section 2.1(c)
GAAP..........................................................  Section 3.4(b)
Governmental Entity...........................................  Section 3.3(c)
Governmental Regulations......................................  Section 3.8(b)
Government Contracts..........................................  Section 3.22
Hazardous Substance...........................................  Section 3.12(e)
HSR Act.......................................................  Section 3.3(c)
Indemnified Parties...........................................  Section 6.14(a)
Insurance Policies............................................  Section 3.17
Intellectual Property.........................................  Section 3.9(a)
Liens.........................................................  Section 3.18
Merger........................................................  Preamble
Ordinary Course of Business...................................  Section 3.2(e)
Outside Date..................................................  Section 8.1(b)
Plan of Merger................................................  Preamble
Proxy Statement/Prospectus....................................  Section 3.4(c)
Registration Statement........................................  Section 3.4(c)
Release.......................................................  Section 3.12(d)
Representatives...............................................  Section 6.1(a)
Real Estate...................................................  Section 3.8(a)
Regulation M-A Filing.........................................  Section 3.4(c)
Rule 145 Affiliate............................................  Section 2.2(j)
SCC...........................................................  Section 1.1
SEC...........................................................  Section 3.3(c)
Section 16 Information........................................  Section 6.16(b)
Securities Act................................................  Section 3.3(c)
Shareholder's Agreement.......................................  Preamble
Shareholder Designee..........................................  Section 6.18(a)
Special ESPP Period...........................................  Section 6.12(d)

                                                                 Reference in
Terms                                                              Agreement
--------------------------------------------------------------  ---------------
Specified Time................................................  Section 6.1(a)
Subsidiary....................................................  Section 3.1(b)
Superior Proposal.............................................  Section 6.1(f)
Surviving Corporation.........................................  Section 1.3
Tax Returns...................................................  Section 3.7(a)
Taxes.........................................................  Section 3.7(a)
Third Party Confidentiality Agreement.........................  Section 6.1(a)
Transitory Subsidiary.........................................  Preamble
VSCA..........................................................  Preamble

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of August 20, 2001, is entered into by and among Keane, Inc., a Massachusetts corporation (the "Buyer"), Veritas Acquisition Corp., a Virginia corporation and a wholly owned subsidiary of the Buyer (the "Transitory Subsidiary"), and Metro Information Services, Inc., a Virginia corporation (the "Company").

     WHEREAS, the boards of directors of the Buyer and the Company deem it advisable and in the best interests of each corporation and their respective shareholders that the Buyer acquire the Company in order to advance the long-term business interests of the Buyer and the Company;

     WHEREAS, the acquisition of the Company shall be effected through a merger (the "Merger") of the Transitory Subsidiary with and into the Company in accordance with the terms of this Agreement, including the Plan of Merger attached hereto as Exhibit A (the "Plan of Merger"), and the Virginia Stock Corporation Act (the "VSCA"), as a result of which the Company shall become a wholly owned subsidiary of the Buyer;

     WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to the Buyer's willingness to enter into this Agreement, John H. Fain has entered into a Shareholder's Agreement, dated as of the date of this Agreement, in the form attached hereto as Exhibit B (the "Shareholder's Agreement"), pursuant to which, among other things, such shareholder has agreed to give the Buyer a proxy to vote a certain number of the shares of capital stock of the Company that such shareholder owns in favor of the Merger; and

     WHEREAS, for United States federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the Buyer, the Transitory Subsidiary and the Company agree as follows:

ARTICLE I

                                   THE MERGER

     1.1 Effective Time of the Merger. Subject to the provisions of this
         ----------------------------
Agreement, prior to the Closing, the Buyer shall prepare, and on the Closing Date or as soon as practicable thereafter the Buyer shall cause to be filed with the State Corporation Commission of Virginia (the "SCC"), articles of merger (the "Articles of Merger") in such form as is required by, and executed by the Surviving Corporation in accordance with, the relevant provisions of the VSCA and shall make all other filings or recordings required under the VSCA. The Merger shall become effective upon the issuance of the Certificate of Merger by the SCC or at such later time as is established by the Buyer and the Company and set forth in the Articles of Merger (the "Effective Time").

     1.2 Closing. The closing of the Merger (the "Closing") shall take place at
         -------
10:00 a.m., Boston time, on a date to be specified by the Buyer and the Company (the "Closing Date"), which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VII (other than delivery of items to be delivered at the Closing and other than satisfaction of those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the delivery of such items and the satisfaction or waiver of such conditions at the Closing), at the offices of Hale and Dorr LLP, 60 State Street, Boston, Massachusetts, unless another date, place or time is agreed to in writing by the Buyer and the Company.

     1.3 Effects of the Merger. At the Effective Time (a) the separate existence
         ---------------------
of the Transitory Subsidiary shall cease and the Transitory Subsidiary shall be merged with and into the Company (the Transitory Subsidiary and the Company are sometimes referred to herein as the "Constituent Corporations," and the Company following the Merger is sometimes referred to herein as the "Surviving Corporation"), (b) the Articles of Incorporation of the Company as in effect immediately prior to the Effective Time shall be amended to be identical to the Articles of Incorporation of the Transitory Subsidiary as in effect immediately prior to the Effective Time except that all references to the name of the Transitory Subsidiary shall be changed to refer to the name of the Company, and, as so amended, such Articles of Incorporation shall be the Articles of Incorporation of the Surviving Corporation, until further amended in accordance with the VSCA, and (c) the Bylaws of the Company as in effect immediately prior to the Effective Time shall be amended to be identical to the Bylaws of the Transitory Subsidiary as in effect immediately prior to the Effective Time except that all references to the name of the Transitory Subsidiary shall be changed to refer to the name of the Company, and, as so amended, such Bylaws shall be the Bylaws of the Surviving Corporation, until further amended in accordance with the VSCA. The Merger shall have the other effects set forth in
Section 13.1-721 of the VSCA.

     1.4 Directors and Officers. The directors and officers of the Transitory
         ----------------------
Subsidiary immediately prior to the Effective Time shall become the directors and officers, respectively, of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation.

                                  ARTICLE II

                            CONVERSION OF SECURITIES

     2.1 Conversion of Capital Stock. As of the Effective Time, by virtue of the
         ---------------------------
Merger and without any action on the part of the holder of any shares of the capital stock of the Company or capital stock of the Transitory Subsidiary:

        (a)  Capital Stock of the Transitory Subsidiary. Each share of the
             ------------------------------------------
common stock of the Transitory Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, $.01 par value per share, of the Surviving Corporation.

        (b)  Cancellation of Buyer-Owned Stock. All shares of common stock,
             ---------------------------------
$0.01 par value per share, of the Company, including all shares of Nonvoting Common Stock ("Company Common Stock"), that are owned by any wholly owned Subsidiary of the Company and any shares of Company Common Stock owned by the Buyer, the Transitory Subsidiary or any other wholly owned Subsidiary of the Buyer immediately prior to the Effective Time shall be cancelled and shall cease to exist and no stock of the Buyer or other consideration shall be delivered in exchange therefor.

        (c)  Conversion of Company Common Stock. Subject to Section 2.2, each
             ----------------------------------
share of Company Common Stock (other than shares to be cancelled in accordance with Section 2.1(b)) issued and outstanding immediately prior to the Effective Time shall be automatically converted into the right to receive 0.48 shares (the "Exchange Ratio") of common stock, $0.10 par value per share, of the Buyer ("Buyer Common Stock") upon surrender of the certificate representing such share of Company Common Stock in the manner provided in Section 2.2. As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive shares of Buyer Common Stock pursuant to this Section 2.1(c) and any cash in lieu of fractional shares of Buyer Common Stock to be issued or paid in consideration therefor upon surrender of such certificate in accordance with
Section 2.2, without interest.

     (d)  Adjustments to Exchange Ratio. In the event of any reclassification,
          -----------------------------
stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Buyer Common Stock or Company Common Stock), reorganization, recapitalization or other like change with respect to Buyer Common Stock or Company Common Stock occurring (or for which a record date is established) after the date hereof and prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted to reflect fully such event.

     (e) Unvested Stock. At the Effective Time, any shares of Buyer Common Stock
         --------------
issued in accordance with Section 2.1(c) with respect to any unvested shares of Company Common Stock awarded to employees, directors, advisors or consultants pursuant to any of the Company's plans or arrangements and outstanding immediately prior to the Effective Time shall be converted into unvested shares of Buyer Common Stock in accordance with the Exchange Ratio and shall remain subject to the same terms, restrictions and vesting schedule as in effect immediately prior to the Effective Time, except to the extent by their terms such unvested shares of Company Common Stock vest at the Effective Time. The Company shall not take or permit any action which would accelerate vesting of any unvested shares, except to the extent required by their terms as in effect on the date hereof. Copies of the relevant agreements governing such shares and the vesting thereof have been provided to the Buyer. All outstanding rights which the Company may hold immediately prior to the Effective Time to repurchase unvested shares of Company Common Stock shall be assigned to the Buyer in the Merger and shall thereafter be exercisable by the Buyer upon the same terms and conditions in effect immediately prior to the Effective Time, except that the shares purchasable pursuant to such rights and the purchase price payable per share shall be appropriately adjusted to reflect the Exchange Ratio. The Company shall take all steps necessary to cause the foregoing provisions of this Section 2.1(e) to occur.

          (f) Treatment of Company Stock Options. Following the Effective Time,
              ----------------------------------
Company Stock Options shall be treated in the manner set forth in Section 6.12.

     2.2 Exchange of Certificates. The procedures for exchanging outstanding
         ------------------------
shares of Company Common Stock for shares of Buyer Common Stock pursuant to the Merger are as follows:

        (a) Exchange Agent. As of the Effective Time, the Buyer shall deposit
            --------------
with EquiServe LP or another bank or trust company designated by the Buyer and acceptable to the Company (the "Exchange Agent"), for the benefit of the holders of shares of the Company Common Stock, for exchange in accordance with this
Section 2.2, through the Exchange Agent, (i) certificates representing that number of whole shares of Buyer Common Stock equal to the aggregate number of shares of Buyer Common Stock issuable pursuant to Section 2.1(c), (ii) cash in an amount sufficient to make payments for fractional shares required pursuant to
Section 2.2(e) and (iii) any dividends or distributions to which holders of shares of Company Common Stock may be entitled pursuant to Section 2.2(c). The shares of Buyer Common Stock deposited with the Exchange Agent pursuant to clause (i) above, together with any dividends or distributions with respect thereto with a record date after the Effective Time, and the cash deposited pursuant to clause (ii) above being hereinafter referred to as the "Exchange Fund."

        (b) Exchange Procedures. As soon as reasonably practicable after the
            -------------------
Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of the Company Common Stock (the "Certificates") whose shares were converted pursuant to Section 2.1 into the right to receive shares of Buyer Common Stock (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as the Buyer may reasonably specify) and (ii) instructions for effecting the surrender of the Certificates in exchange for shares of Buyer Common Stock (plus cash in lieu of fractional shares, if any, of Buyer Common Stock and any dividends or distributions as provided below). Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by the Buyer, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor (A) a certificate representing that number of whole shares of Buyer Common Stock which such holder has the right to receive pursuant to Section 2.1(c), (B) cash in an amount sufficient to make payments for fractional shares pursuant to the provisions of Section 2.2(e) and (C) any dividends or distributions pursuant to the provisions of Section 2.2(c), and the Certificate so surrendered shall immediately be cancelled. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, (x) a certificate representing the proper number of shares of Buyer Common Stock issuable pursuant to Section 2.1(c), (y) the proper amount of cash in lieu of fractional shares pursuant to Section 2.2(e) and (z) any dividends or distributions pursuant to Section 2.2(c) may be issued or paid to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender (1) shares of Buyer Common Stock issuable pursuant to Section 2.1(c),
(2) cash in lieu of fractional shares pursuant to Section 2.2(e) and (3) any dividends or distributions pursuant to Section 2.2(c) as contemplated by this
Section 2.2.

        (c) Distributions with Respect to Unexchanged Shares. No dividends or
            ------------------------------------------------
other distributions declared or made after the Effective Time with respect to Buyer Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.2(e) until the holder of record of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be issued and paid to the record holder of the Certificate, (i) certificates representing whole shares of Buyer Common Stock issued in exchange therefor, (ii) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Buyer Common Stock to which such holder is entitled pursuant to Section 2.2(e) and the amount of dividends or other distributions with a record date after the Effective Time previously paid with respect to such whole shares of Buyer Common Stock, without interest, and (iii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Buyer Common Stock.

        (d) No Further Ownership Rights in Company Common Stock. All shares of
            ---------------------------------------------------
Buyer Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms hereof (together with any cash or dividends or other distributions paid pursuant to Sections 2.2(c) or 2.2(e)) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to such shares of Company Common Stock, and from and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this
Article II.

        (e) No Fractional Shares. No certificate or scrip representing
            --------------------
fractional shares of Buyer Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of the Buyer.

Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Buyer Common Stock (after taking into account all Certificates registered in the name of or delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Buyer Common Stock multiplied by the average of the last reported sales prices per share of the Buyer Common Stock on the American Stock Exchange ("AMEX") during the ten consecutive trading days ending on the last trading day prior to the Closing Date.

        (f) Termination of Exchange Fund. Any portion of the Exchange Fund which
            ----------------------------
remains undistributed to the holders of Company Common Stock 180 days after the Effective Time shall be delivered to the Buyer, upon demand, and any holder of Company Common Stock who has not previously complied with this Section 2.2 shall thereafter look only to the Buyer, as a general unsecured creditor, for payment of its claim for shares of Buyer Common Stock, any cash in lieu of fractional shares of Buyer Common Stock issued pursuant to Section 2.2(e) and any dividends or distributions paid pursuant to Section 2.2(c).

        (g) No Liability. To the extent permitted by applicable law, none of the
            ------------
Buyer, the Transitory Subsidiary, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any holder of shares of Company Common Stock or Buyer Common Stock, as the case may be, for such shares of Buyer Common Stock (or dividends or distributions with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate shall not have been surrendered prior to one year after the Effective Time (or immediately prior to such earlier date on which any shares of Buyer Common Stock, and any cash in lieu of fractional shares payable to the holder of such Certificate pursuant to Section 2.2(e) or any dividends or distributions payable to the holder of such Certificate pursuant to Section 2.2(c), would otherwise escheat to or become the property of any Governmental Entity), all such shares of Buyer Common Stock, cash in lieu of fractional shares or dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Buyer, free and clear of all claims or interest of any person previously entitled thereto.

        (h) Withholding Rights. Each of the Buyer and the Surviving Corporation
            ------------------
shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as it reasonably determines that it is required to deduct and withhold with respect to the making of such payment under the Code, or any other applicable provision of law. To the extent that amounts are so withheld by the Surviving Corporation or the Buyer, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation or the Buyer, as the case may be.

        (i) Lost Certificates. If any Certificate shall have been lost, stolen
            -----------------
or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the shares of Buyer Common Stock, any cash in lieu of fractional shares, and unpaid dividends and distributions on shares of Buyer Common Stock deliverable in respect thereof pursuant to this Agreement.

        (j) Rule 145 Affiliates. Notwithstanding anything herein to the
            -------------------
contrary, Certificates surrendered for exchange by any affiliate of the Company (within the meaning of Rule 145 promulgated under the Securities Act) (each such person, a "Rule 145 Affiliate") shall not be exchanged until the Buyer has received an Affiliate Agreement (as such term is defined in Section 6.10 below) from such Rule 145 Affiliate.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to the Buyer and the Transitory Subsidiary that the statements contained in this Article III are true and correct, except as expressly set forth herein or in the disclosure schedule delivered by the Company to the Buyer and the Transitory Subsidiary on or before the date of this Agreement (the "Company Disclosure Schedule"). The Company Disclosure Schedule shall be arranged in sections and paragraphs corresponding to the numbered and lettered sections and paragraphs contained in this Article III, and the disclosure in any section or paragraph shall qualify (1) the corresponding section or paragraph in this Article III and (2) such other sections and paragraphs in this Article III only to the extent that it is clear from a reading of such disclosure that it also qualifies or applies to such other sections or paragraphs.

     3.1  Organization, Standing and Power; Subsidiaries.
          ----------------------------------------------

          (a) Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, which have not had and are not reasonably likely to have a Company Material Adverse Effect. For purposes of this Agreement, the term "Company Material Adverse Effect" means any change, event, circumstance, development or effect that is or is reasonably likely to have a material adverse effect on (i) the business, assets, liabilities, capitalization, prospects, condition (financial or other), or results of operations of the Company and its Subsidiaries, taken as a whole, (ii) the ability of the Company to consummate the transactions contemplated by this

Agreement or (iii) the ability of the Buyer to operate the business of the Company and each of its Subsidiaries immediately after the Closing; provided, however, that for purposes of this Agreement, the following shall not be taken into account in determining whether there has been or would be a "Company Material Adverse Effect": (x) any adverse change in the stock price or trading volume of the Company in and of itself, as quoted on The Nasdaq National Market, and (y) changes or effects relating to the economy or the IT services business as a whole not substantially disproportionately affecting the Company and its Subsidiaries taken as a whole. For the avoidance of doubt, the parties agree that the terms "material," "materially" or "materiality" as used in this Agreement with an initial lower case "m" shall have their respective customary and ordinary meanings, without regard to the meaning ascribed to Company Material Adverse Effect in the prior sentence of this paragraph.

          (b) Neither the Company nor any of its Subsidiaries directly or indirectly owns any equity, membership, partnership or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity, membership, partnership or similar interest in, any corporation, partnership, joint venture, limited liability company or other business association or entity, whether incorporated or unincorporated. Neither the Company nor any of its Subsidiaries has, at any time, been a general partner or managing member of any general partnership, limited partnership or other entity. Section 3.1(b) of the Company Disclosure Schedule sets forth a complete and accurate list of all of the Company's Subsidiaries and the Company's direct or indirect equity interest therein. As used in this Agreement, the term "Subsidiary" means, with respect to a party, any corporation, partnership, joint venture, limited liability company or other business association or entity, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner or a managing member (excluding partnerships, the general partnership interests of which held by such party and/or one or more of its Subsidiaries do not have a majority of the voting interest in such partnership),
(ii) such party and/or one or more of its Subsidiaries holds voting power to elect a majority of the board of directors or other governing body performing similar functions, or (iii) such party and/or one or more of its Subsidiaries, directly or indirectly, owns or controls more than 50% of the equity, membership, partnership or similar interests.

          (c) The Company has made available to the Buyer complete and accurate copies of the Articles of Incorporation and Bylaws of the Company and the charter, bylaws or other organizational documents of each Subsidiary of the Company.

     3.2  Capitalization.
          --------------

          (a) The authorized capital stock of the Company consists of (i) 49,000,000 shares of Company Common Stock, (ii) 1,000,000 shares of nonvoting common stock, $0.01 par value per share ("Company Nonvoting Common Stock"), and
(iii) 1,000,000 shares of preferred stock, $.01 par value per share ("Company Preferred Stock"). The rights and privileges of each class of the Company's capital stock are as set forth in the Company's Articles of Incorporation. As of the close of business on August 17, 2001, (w) 15,337,760 shares of Company Common Stock were issued and outstanding, (x) no shares of Company Common Stock were held by Subsidiaries of the Company, (y) no shares of the Company Nonvoting

Common Stock were issued or outstanding and (z) no shares of the Company Preferred Stock were issued or outstanding. Section 3.2(a) of the Company Disclosure Schedule lists all issued and outstanding shares of Company Common Stock that constitute restricted stock or that are otherwise subject to a repurchase or redemption right or right of first refusal in favor of the Company; the name of the applicable shareholder; the lapsing schedule for any such shares, including the extent to which any such repurchase or redemption right or right of first refusal has lapsed as of the date of this Agreement, whether (and to what extent) the lapsing will be accelerated in any way by the transactions contemplated by this Agreement or by termination of employment or change in position following consummation of the Merger; and whether such holder has the sole power to vote and dispose of such shares.

          (b) Section 3.2(b) of the Company Disclosure Schedule lists the number of shares of Company Common Stock reserved for future issuance pursuant to stock options granted and outstanding as of the date of this Agreement and the plans under which such options were granted (collectively, the "Company Stock Plans") and sets forth a complete and accurate list of all holders of outstanding options to purchase shares of Company Common Stock (such outstanding options, the "Company Stock Options") under the Company Stock Plans, indicating with respect to each Company Stock Option the number of shares of Company Common Stock subject to such Company Stock Option, the relationship of the holder to the Company, and the exercise price, the date of grant, vesting schedule and the expiration date thereof, including the extent to which any vesting has occurred as of the date of this Agreement. No Company Stock Options will be accelerated in any way by the transactions contemplated by this Agreement or by termination of employment or change in position following consummation of the Merger. The Company has provided to the Buyer accurate and complete copies of (i) all Company Stock Plans and (ii) the forms of all stock option agreements evidencing all Company Stock Options.

          (c) Except (i) as set forth in this Section 3.2 and (ii) as reserved for future grants under Company Stock Plans, (A) there are no equity securities of any class of the Company or any of its Subsidiaries (other than equity securities of any such Subsidiary that are directly or indirectly owned by the Company), or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding and (B) there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound obligating the Company or any of its Subsidiaries to issue, exchange, transfer, deliver or sell, or cause to be issued, exchanged, transferred, delivered or sold, additional shares of capital stock or other equity interests of the Company or any of its Subsidiaries or any security or right convertible into or exchangeable or exercisable for any such shares or other equity interests, or obligating the Company or any of its Subsidiaries to grant, extend, accelerate the vesting of, otherwise modify or amend or enter into any such option, warrant, equity security, call, right, commitment or agreement. Neither the Company nor any of its Subsidiaries has outstanding any stock appreciation rights, phantom stock, performance-based rights or similar rights or obligations.

          (d) Other than the Shareholder's Agreement, neither the Company nor any of its affiliates (as such term is defined in Rule 405 promulgated under the Securities Act) (each, an "Affiliate") is a party to or is bound by any, and to the knowledge of the Company, there are no, agreements or understandings with respect to the voting (including voting trusts and proxies) or sale or transfer (including agreements imposing transfer restrictions) of any shares of capital stock or other equity interests of the Company or any of its Subsidiaries. Except as contemplated by this Agreement, there are no registration rights, and there is no rights agreement, "poison pill" anti-takeover plan or other agreement or understanding to which the Company or any of its Subsidiaries is a party or by which it or they are bound with respect to any equity security of any class of the Company or any of its Subsidiaries or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its Subsidiaries. Shareholders of the Company are not entitled to dissenters' or appraisal rights under applicable state law in connection with the Merger or the transactions contemplated by this Agreement.

          (e) All outstanding shares of Company Common Stock are, and all shares of Company Common Stock subject to issuance as specified in Sections 3.2(b) and 3.2(c) above, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the VSCA, the Company's Articles of Incorporation or Bylaws or any agreement to which the Company is a party or is otherwise bound. There are no obligations, contingent or otherwise, of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock or the capital stock of the Company or any of its Subsidiaries or to provide funds to or make any material investment (in the form of a loan, capital contribution or otherwise) in the Company or any Subsidiary of the Company or any other entity, other than guarantees of bank obligations of Subsidiaries of the Company entered into in the ordinary course of business consistent with past practice (the "Ordinary Course of Business").

          (f) All of the outstanding shares of capital stock and other equity securities or interests of each of the Company's Subsidiaries are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and all such shares (other than directors' qualifying shares in the case of non-U.S. Subsidiaries, all of which the Company has the power to cause to be transferred for no or nominal consideration to the Buyer or the Buyer's designee) are owned, of record and beneficially, by the Company or another Subsidiary of the Company free and clear of all security interests, liens, claims, pledges, agreements, limitations in the Company's voting rights, charges or other encumbrances of any nature.

          (g) No consent of the holders of Company Stock Options is required in connection with the actions contemplated by Section 6.12.

     3.3   Authority; No Conflict; Required Filings and Consents.
           -----------------------------------------------------

          (a) The Company has all requisite corporate power and authority to enter into this Agreement and, subject only to the approval and adoption of this Agreement and the Plan of Merger (the "Company Voting Proposal") by the Company's shareholders under the VSCA (the "Company Shareholder Approval"), to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the board of directors of the Company (the "Company Board"), at a meeting duly called and held, by the unanimous vote of all Directors (i) determined that the Merger, the Plan of Merger and this Agreement are in the best interests of the Company and its shareholders, (ii) adopted this Agreement and the Plan of Merger in accordance with the provisions of the VSCA,
(iii) directed that this Agreement and the Plan of Merger be submitted to the shareholders of the Company for their adoption and approval and resolved to recommend that the shareholders of the Company vote in favor of the adoption and approval of this Agreement and the Plan of Merger and (iv) to the extent necessary, adopted a resolution having the effect of causing the Company, the Buyer, the Transitory Subsidiary and any Affiliate of any of them not to be subject to any state takeover law or similar law that might otherwise apply to the Merger and any other transactions contemplated by this Agreement or the Shareholder's Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by the Company have been duly authorized by all necessary corporate action on the part of the Company, subject only to the required receipt of the Company Shareholder Approval. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable in accordance with its terms.

          (b) The execution and delivery of this Agreement by the Company does not, and the consummation by the Company of the transactions contemplated by this Agreement will not, (i) conflict with, or result in any violation or breach of, any provision of the Articles of Incorporation or Bylaws of the Company or the charter, bylaws or other organizational document of any Subsidiary of the Company, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit) under, require a consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any Lien on the Company's or any of its Subsidiary's assets under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract or other agreement, instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound or (iii) subject to obtaining the Company Shareholder Approval and compliance with the requirements specified in clauses (i), (ii), (iii), (iv) and (v) of Section 3.3(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or any of its or their properties or assets, except in the case of clauses (ii) and (iii) of this
Section 3.3(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations or losses which, individually or in the aggregate, are not reasonably likely to be material to the Company and its

Subsidiaries taken as a whole. Section 3.3(b) of the Company Disclosure Schedule lists all consents, waivers and approvals under any of Company's or any of its Subsidiaries' material agreements, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby.

          (c) No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority, agency or instrumentality, foreign or domestic (a "Governmental Entity"), is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement, except for (i) the pre-merger notification requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) the filing of the Articles of Merger with the SCC and appropriate corresponding documents with the Secretaries of State of other states in which the Company is qualified as a foreign corporation to transact business, (iii) the filing of the Proxy Statement/Prospectus with the Securities and Exchange Commission (the "SEC") in accordance with the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (iv) the filing of such reports, schedules or materials under Section 13 or Rule 14a-12 of the Exchange Act and materials under Rule 165 and Rule 425 of the Securities Act of 1933, as amended (the "Securities Act"), as may be required in connection with this Agreement and the transactions contemplated hereby and thereby, (v) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and (vi) such other consents, licenses, permits, orders, authorizations, filings, approvals and registrations which, if not obtained or made, would not be reasonably likely, individually or in the aggregate, to be material to the Company and its Subsidiaries taken as a whole.

          (d) The affirmative vote for approval and adoption of this Agreement and the Plan of Merger by the holders of a majority of the outstanding shares of Company Common Stock on the record date for the Company Shareholders Meeting is the only vote of the holders of any class or series of the Company's capital stock or other securities necessary to approve and adopt this Agreement and the Plan of Merger and for consummation by the Company of the other transactions contemplated by this Agreement. There are no holders of bonds, debentures, notes or other indebtedness of the Company having the right to vote (nor holders of bonds, debentures, notes or other indebtedness of the Company convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company may vote.

     3.4  SEC Filings; Financial Statements; Information Provided.
          -------------------------------------------------------

          (a) The Company has filed all registration statements, forms, reports and other documents required to be filed by the Company with the SEC since January 1, 1998, and has made available to the Buyer copies of all registration statements, forms, reports and other documents filed by the Company with the SEC since such date. All such registration statements, forms, reports and other documents (including those that the Company may file after the date hereof until the Closing) are referred to herein as the "Company SEC Reports." The Company SEC Reports (i) were or will be filed on a timely basis, (ii) at the time filed, were or will be prepared in compliance in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports, and (iii) did not or will not at the time they were or are filed contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Company SEC Reports or necessary in order to make the statements in such Company SEC Reports, in the light of the circumstances under which they were made, not misleading. No Subsidiary of the Company is subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act.

          (b) Each of the consolidated financial statements (including, in each case, any related notes and schedules) contained or to be contained in the Company SEC Reports at the time filed (i) complied or will comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were or will be prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by the SEC on Form 10-Q under the Exchange Act) and (iii) fairly presented or will fairly present in accordance with GAAP the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the consolidated results of its operations and cash flows for the periods indicated, consistent with the books and records of the Company and its Subsidiaries, except that the unaudited interim financial statements were or are subject to normal year-end adjustments which were not or will not be material in amount. The consolidated, unaudited balance sheet of the Company as of June 30, 2001 is referred to herein as the "Company Balance Sheet."

          (c) The information to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the registration statement on Form S-4 to be filed by the Buyer pursuant to which shares of Buyer Common Stock issued in connection with the Merger shall be registered under the Securities Act (the "Registration Statement"), or for inclusion in any filing pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act (each, a "Regulation M-A Filing"), shall not at the time the Registration Statement or any Regulation M-A Filing is filed with the SEC, at any time it is amended or supplemented, or at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information to be supplied by the Company for inclusion in the proxy statement/prospectus (the "Proxy Statement/Prospectus") to be sent to the shareholders of the Company in connection with the meeting of the Company's shareholders to consider the approval and adoption of this Agreement and the Plan of Merger (the "Company Shareholders Meeting") shall not, on the date the Proxy Statement/Prospectus is first mailed to shareholders of the Company, or at the time of the Company Shareholders Meeting or at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement/Prospectus not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Shareholders Meeting which has become false or misleading. If at any time prior to the Effective Time any event relating to the Company or any of its Affiliates, officers or directors should be discovered by the Company which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement/Prospectus, the Company shall promptly inform the Buyer.

     3.5  No Undisclosed Liabilities.
          --------------------------

          (a) Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, and except for normal liabilities incurred since the date of the Company Balance Sheet in the Ordinary Course of Business, the Company and its Subsidiaries do not have any material liabilities, either accrued, contingent or otherwise (whether or not required to be reflected in financial statements in accordance with GAAP), and whether due or to become due.

          (b) Section 3.5(b) of the Company Disclosure Schedule sets forth a complete and accurate list of all loan or credit agreements, notes, bonds, mortgages, indentures and other agreements and instruments pursuant to which any indebtedness of the Company or any of its Subsidiaries in an aggregate principal amount in excess of $100,000 is outstanding or may be incurred and the respective principal amounts outstanding thereunder as of the date of this Agreement. For purposes of this Section, "indebtedness" means, with respect to any person, without duplication, (i) all obligations of such person for borrowed money, or with respect to deposits or advances of any kind to such person, (ii) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of such person upon which interest charges are customarily paid, (iv) all obligations of such person under conditional sale or other title retention agreements relating to property purchased by such person, (v) all obligations of such person issued or assumed as the deferred purchase price of property or services (excluding obligations of such person or creditors for raw materials, inventory, services and supplies incurred in the Ordinary Course of Business), (vi) all capitalized lease obligations of such person, (vii) all obligations of others secured by any lien on property or assets owned or acquired by such person, whether or not the obligations secured thereby have been assumed, (viii) all obligations of such person under interest rate or currency hedging transactions (valued at the termination value thereof),
(ix) all letters of credit issued for the account of such person and (x) all guarantees and arrangements having the economic effect of a guarantee by such person of any indebtedness of any other person. All of the outstanding indebtedness of the type described in this Section 3.5(b) and in individual principal amounts in excess of $100,000 of the Company or any of its Subsidiaries may be prepaid by the Company or its Subsidiary at any time without the consent or approval of, or prior notice to, any other person, and without payment of any premium or penalty.

     3.6 Absence of Certain Changes or Events. Except as disclosed in the
         ------------------------------------
Company SEC Reports filed prior to the date of this Agreement, since December 31, 2000, the Company and its Subsidiaries have conducted their respective businesses only in the Ordinary Course of Business and (a) since December 31, 2000, there has not been (i) any change, event, circumstance, development or effect that individually or in the aggregate has had, or is reasonably likely to have, a Company Material Adverse Effect or (ii) any material change by the Company or any of its Subsidiaries in its accounting methods not required pursuant to GAAP and (b) since June 30, 2001, there has not been any other action or event that would have required the consent of the Buyer pursuant to
Section 5.1 of this Agreement (other than paragraph (l) of Section 5.1) had such action or event occurred after the date of this Agreement.

     3.7  Taxes.
          -----

          (a) Each of the Company and its Subsidiaries has timely filed all Tax Returns that it was required to file (taking into account applicable extensions), and all such Tax Returns were correct and complete in all material respects. Each of the Company and its Subsidiaries has paid on a timely basis or contested in good faith and fully reserved for all Taxes that were due (whether or not shown) on any such Tax Returns. The unpaid Taxes of the Company and its Subsidiaries for Tax periods through the date of the Company Balance Sheet do not exceed the accruals and reserves for Taxes set forth on the Company Balance Sheet exclusive of any accruals or reserves for "deferred taxes" or similar items that reflect timing differences between Tax and financial accounting principles. All Taxes attributable to periods commencing after the date of the Company Balance Sheet have arisen in the Ordinary Course of Business and are consistent with regard to type and amount with Taxes incurred in comparable historical periods. All Taxes that the Company or any of its Subsidiaries is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity. For purposes of this Agreement, (i) "Taxes" means all taxes, charges, fees, levies or other similar assessments or liabilities, including without limitation income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, services, transfer, withholding, employment, payroll and franchise taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof and
(ii) "Tax Returns" means all reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with Taxes.

          (b) The Company made available to the Buyer correct and complete copies of all federal income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Company or any of its Subsidiaries for any period commencing after December 31, 1996. The Company has made available to the Buyer correct and complete copies of all other material Tax Returns of the Company and its Subsidiaries together with all related examination reports and statements of deficiency for all periods commencing after December 31, 1996. No examination or audit of any Tax Return of the Company or any of its Subsidiaries by any Governmental Entity is currently in progress or, to the knowledge of the Company, threatened or contemplated. Neither the Company nor any of its Subsidiaries has been informed by any

Governmental Entity that the Governmental Entity believes that the Company or any of its Subsidiaries was required to file any material Tax Return that was not filed. Neither the Company nor any of its Subsidiaries has waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency.

          (c) Neither the Company nor any of its Subsidiaries: (i) is a "consenting corporation" within the meaning of Section 341(f) of the Code, and none of the assets of the Company or any of its Subsidiaries is subject to an election under Section 341(f) of the Code; (ii) has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code;
(iii) has made any payments, is obligated to make any payments, or is a party to any agreement that could obligate it to make any payments that may be treated as an "excess parachute payment" as defined in Section 280G of the Code determined without regard to Section 280G(b)(4) of the Code; (iv) has any actual or potential liability for any Taxes of any person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of law in any jurisdiction), or as a transferee or successor, by contract, or otherwise; or (v) is or has been required to make a basis reduction pursuant to Treasury Regulation Section 1.1502-20(b) or Treasury Regulation
Section 1.337(d)-2(b).

          (d) Neither the Company nor any of its Subsidiaries has undergone, or will undergo as a result of the transactions contemplated by this Agreement, a change in its method of accounting resulting in an adjustment to its taxable income pursuant to Section 481(h) of the Code.

          (e) There is no limitation on the utilization by either the Company or any Subsidiary of its net operating losses, built-in losses, Tax credits or similar items under Sections 382 or 383 of the Code or comparable provisions of state law (other than such limitation arising as a result of the consummation of the transactions contemplated by this Agreement).

          (f) Neither the Company nor any Subsidiary has distributed to its shareholders or security holders stock or securities of a controlled corporation, nor has stock or securities of the Company or any Subsidiary been distributed, in a transaction to which Section 355 of the Code applies (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code).

          (g) To the Company's knowledge, after consulting with its advisors, neither the Company nor any Affiliate has taken or agreed to take any action which would prevent the Merger from constituting a transaction qualifying as a reorganization under Section 368(a) of the Code.

     3.8  Owned and Leased Real Properties.
          --------------------------------

          (a) Section 3.8(a) of the Company Disclosure Schedule sets forth a complete and accurate list of (i) the addresses of all real property owned by the Company or any Subsidiary (the "Real Estate") and (ii) all material liabilities, liens, encumbrances, easements, restrictions, reservations, tenancies, agreements or other obligations affecting the Real Estate. There is no pending or, to the Company's knowledge, threatened material condemnation or eminent domain proceeding with respect to the Real Estate. There are no material taxes or betterment assessments other than ordinary real estate taxes pending or payable against the Real Estate.

          (b) The Real Estate complies in all material respects with the requirements of all applicable building, zoning, subdivision, health, safety, environmental, pollution control, waste products, sewage control and all other applicable statutes, laws, codes, ordinances, rules, orders and regulations (collectively, "Governmental Regulations"). There is no action pending or, to the Company's knowledge, threatened by any Governmental Entity claiming that the Real Estate materially violates any Governmental Regulations or threatening to shut down the business of the Company or any of the Subsidiaries. There are no suits, petitions, notices or proceedings pending, given or, to the Company's knowledge, threatened by any persons or Governmental Entities before any court, Governmental Entity or instrumentalities, administrative or otherwise, which if given, commenced or concluded would have a material adverse effect on the Company's title to the Real Estate or the operation of the business of the Company or any Subsidiary as presently operated.

         (c) To the Company's knowledge, all of the buildings, fixtures and other improvements located on the Real Estate are in good operating condition and repair in all material respects, and, to the Company's knowledge, the operation thereof as presently conducted is not in violation of any material applicable building code, zoning ordinance or other law or regulation, except where such violations, individually or in the aggregate, has not had and is not reasonably likely to have a Company Material Adverse Effect.

          (d) Section 3.8(d) of the Company Disclosure Schedule sets forth a true, correct and complete list of all title insurance policies, surveys, engineering reports environmental health and safety reports prepared with respect to the Real Estate since January 1, 1996, true, correct and complete copies of all of which have previously been made available to the Buyer.

          (e) Section 3.8(e) of the Company Disclosure Schedule lists and describes briefly all real property leased or subleased to the Company or any of its Subsidiaries and lists the term of such lease and the rent payable thereunder. The Company has made available to the Buyer correct and complete copies of the leases and subleases (as amended to date) listed in Section 3.8(e) of the Company Disclosure Schedule. With respect to each lease and sublease listed in Section 3.8(e) of the Company Disclosure Schedule:

          (i) the lease or sublease is legal, valid, binding, enforceable and in full force and effect;

          (ii) the lease or sublease will continue to be legal, valid, binding, enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect prior to the Closing;

          (iii) neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any other party to the lease or sublease is in material breach or default, and no event has occurred which, with notice or lapse of time (or both) would constitute a material breach or default or permit termination, modification or acceleration thereunder;

          (iv) there are no material disputes, oral agreements, forfeiture proceedings or forbearance programs in effect as to the lease or sublease;

          (v) neither the Company nor any of its Subsidiaries has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold;

          (vi) all facilities leased or subleased thereunder are supplied with utilities and other services necessary for the operation of said facilities; and

          (vii) the Company's consolidated financial statements contain adequate reserves to provide for the restoration of the property subject to the leases at the end of the respective lease terms, to the extent required by the leases.

     3.9  Intellectual Property.
          ---------------------
          (a) Other than with respect to software programs that are commercially available on a general basis, the Company and its Subsidiaries exclusively own, or license or otherwise possess legally enforceable rights to use on an exclusive basis, without any obligation to make any fixed or contingent payments, including any royalty payments, all Intellectual Property that is material to the conduct of the business of the Company and its Subsidiaries as currently conducted or planned to be conducted by the Company and its Subsidiaries (the "Company Intellectual Property"). For purposes of this Agreement, the term "Intellectual Property" means (i) patents, trademarks, service marks, trade names, domain names, copyrights, designs and trade secrets,
(ii) any applications for and registrations of such patents, trademarks, service marks, trade names, domain names, copyrights and designs, (iii) processes, formulae, methods, schematics, technology, know-how, computer software programs and applications and (iv) other tangible or intangible proprietary or confidential information and material.

          (b) The execution and delivery of this Agreement and consummation of the Merger will not result in the breach of, or create on behalf of any third party the right to terminate or modify, any material license, sublicense or other agreement relating to any Company Intellectual Property or any software programs that are commercially available on a general basis, including software that is used in the manufacture of, incorporated in, or forms a part of any product or service sold by or expected to be sold by the Company or any of its Subsidiaries. Section 3.9(b)(i) of the Company Disclosure Schedule sets forth a complete and accurate list of the Company Intellectual Property (other than unregistered copyrights, trade secrets and confidential information) owned by the Company or a Subsidiary, and Section 3.9(b)(ii) sets forth a complete and accurate list of the Company Intellectual Property licensed by the Company or a Subsidiary from a third party.

          (c) All material patents and registrations for registered trademarks, service marks and copyrights which are held by the Company or any of its Subsidiaries are valid and subsisting. To the knowledge of the Company, no other person or entity is infringing, violating or misappropriating, as applicable, in any material respect, any of the Company Intellectual Property.

          (d) None of the (i) products previously or currently sold by the Company or any of its Subsidiaries or (ii) business or activities previously or currently conducted by the Company or any of its Subsidiaries infringes, violates or constitutes a misappropriation of, as applicable, in any material respect, any Intellectual Property of any third party. Neither the Company nor any of its Subsidiaries has received any complaint, claim or notice alleging any such infringement, violation or misappropriation.

          (e) The Company and its Subsidiaries have taken reasonable measures and precautions to protect and maintain the confidentiality, secrecy and value of all Company Intellectual Property. Without limiting the generality of the foregoing, (i) all current and former employees of the Company and its Subsidiaries who are or were involved in, or who have contributed to, the creation or development of any Company Intellectual Property have executed and delivered to the Company an agreement (containing no exceptions to or exclusions from the scope of its coverage with respect to the assignment of Intellectual Property other than inventions conceived of or reduced to practice prior to such person's employment with the Company or its Subsidiaries) that is similar in scope to the form of the Company's Staff Member Agreement previously provided to the Buyer by the Company, and (ii) all current and former employees of the Company or any of its Subsidiaries who are or were involved in, or who have contributed to, the creation or development of any Company Intellectual Property have executed and delivered to the Company an agreement (containing no exceptions to or exclusions from the scope of its coverage with respect to the assignment of Intellectual Property other than inventions conceived of or reduced to practice prior to such person's providing services to the Company or any of its Subsidiaries or outside the scope of such person's performance under such agreement) that contains terms at least as favorable, on the whole, to the Company and/or such Subsidiary as those in the form of the Company's Staff Member Agreement previously provided to the Buyer by the Company. The Company and its Subsidiaries have entered into agreements with each current and former non-employee consultant and independent contractor requiring such non-employee consultant or independent contractor to impose on its employees who are involved in, or who contribute to, the creation or development of any Company Intellectual Property obligations with respect to such Company Intellectual Property in favor of the Company substantially similar to those set forth in the

Staff Member Agreement. To the knowledge of the Company, no current or former employee, officer, director, shareholder, consultant or independent contractor has any right, claim or interest in or with respect to any Company Intellectual Property. All of the Company's Staff Member Agreements and other agreements containing substantially similar provisions set forth in the Staff Member Agreement signed by current and former employees, consultants and independent contractors remain in full force and effect unless terminated or expired pursuant to the express terms thereof and have not been superseded by any subsequent agreements.

     3.10  Agreements, Contracts and Commitments.
           -------------------------------------

          (a) Section 3.10(a) of the Company Disclosure Schedules sets forth a complete and accurate list of all contracts and agreements (collectively, the "Company Material Contracts") that are material to the business, assets, liabilities, capitalization, prospects, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole. Without limiting the generality of the foregoing, the term "Company Material Contracts" shall include, and Section 3.10(a) of the Company Disclosure Schedule shall list, (i) any written arrangement (or group of related written arrangements) which requires the performance of services or the delivery of products by the Company or any of its Subsidiaries at a fixed price of $50,000 or more (which shall include, for purposes of this Agreement, an agreement for the provision of services on a "time and materials not to exceed basis" with a defined deliverable required for the maximum billed amount); (ii) any written arrangement (or group of related written arrangements) for the lease of personal property from or to a third party for lease payments in excess of $25,000 per annum; (iii) all written arrangements with each customer that accounted for at least $1,000,000 of revenue in the twelve-month period ended June 30, 2001; and
(iv) any written arrangement (or group of related written arrangements) not entered into in the Ordinary Course of Business and involving amounts in excess of $50,000. The Company has made available to the Buyer a complete and accurate copy of each Company Material Contract.

          (b) Section 3.10(b) of the Company Disclosure Schedule sets forth a complete and accurate list of each contract or agreement to which the Company or any of its Subsidiaries is a party or bound with any Affiliate of the Company (other than any Subsidiary which is a direct or indirect wholly owned Subsidiary of the Company) (collectively, the "Affiliate Contracts"). The Company has provided the Buyer with a complete and accurate copy of each Affiliate Contract. Except as set forth in the Company SEC Reports filed prior to the date of this Agreement, neither the Company nor any of its Subsidiaries has entered into any transaction with any director, officer or other Affiliate of the Company or any of its Subsidiaries or any transaction that would be subject to proxy statement disclosure pursuant to Item 404 of Regulation S-K.

          (c) There is no non-competition or other similar agreement, commitment, judgment, injunction or order to which the Company or any of its Subsidiaries is a party or subject that has or could reasonably be expected to have the effect of prohibiting or impairing the conduct of the business by the Company or any of its Subsidiaries in any material respect. Neither the Company nor any of its Subsidiaries has entered into (or is otherwise bound by) any agreement under which it is restricted from selling, licensing or otherwise distributing any of its technology or products, or providing services, to customers or potential customers or any class of customers, in any geographic area, during any period of time.

          (d) Neither the Company nor any of its Subsidiaries is a party to any agreement under which a third party would be entitled to receive a license or any other right to intellectual property of the Buyer or any of the Buyer's Affiliates (other than the Company and its Subsidiaries) following the Closing.

          (e) Sections 3.10(a) and 3.10(b) of the Company Disclosure Schedule accurately disclose with respect to each Company Material Contract and Affiliate Contract, respectively (the Company Material Contracts and Affiliate Contracts are referred to collectively as the "Contracts"), if applicable, (i) the project name; (ii) the date of the Contract; and (iii) the customer name and address and customer contact person and phone number. Sections 3.10(a)(i) and (ii) and 3.10(b) of the Company Disclosure Schedule also accurately disclose with respect to the Contracts listed therein: (A) the contract amount or, if the contract amount is not fixed, a good faith, reasonable estimate of the contract amount;
(B) the total billings to date under such Contract; (C) the total recognized revenues to date under such Contract; and (D) the estimate to complete computed in dollar amounts based on actual bill rates.

          (f) With respect to each Contract: (i) assuming it is a valid and binding Contract of the other party thereto, the Contract is legal, valid, binding and enforceable against the Company or its Subsidiary and in full force and effect; (ii) to the knowledge of the Company, the Contract is legal, valid, binding and enforceable against the other party thereto; (iii) the Contract will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect prior to the Closing against the Company or its Subsidiary and, to the knowledge of the Company, against the other party thereto; and (iv) neither the Company nor, to the knowledge of the Company, any other party to a Contract is in material breach or default, and no event has occurred which with notice or lapse of time (or both) would constitute a material breach or default or permit termination, modification or acceleration, under the Contract.

          (g) Neither the Company nor any of its Subsidiaries is a party to any oral contract, agreement or other arrangement which, if reduced to written form, would be required to be listed in Sections 3.10 (a) or 3.10(b) of the Company Disclosure Schedule under the terms of this Section 3.10. Neither the Company nor any of its Subsidiaries is a party to any written or oral arrangement (i) to perform services or sell products which is expected to be performed at, or to result in, a loss or (ii) for which the customer has already been billed or paid that have not been fully accounted for on the Company Balance Sheet.

     3.11 Litigation. Except as disclosed in the Company SEC Reports filed prior
          ----------
to the date of this Agreement, (a) there is no material action, suit, proceeding, claim, arbitration or investigation pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its

Subsidiaries and (b) neither the Company nor any of its Subsidiaries is the subject of any material proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice or any proceeding seeking to compel it to bargain with any labor union or labor organization. There are no material judgments, orders or decrees outstanding against the Company or any of its Subsidiaries.

     3.12 Environmental Matters.
          ---------------------

          (a) Except as disclosed in Section 3.12(a) of the Company Disclosure Schedule and except for such matters which, individually or in the aggregate, have not had, and were not reasonably likely to have a Company Material Adverse
Effect:

              (i) the Company and each of its Subsidiaries have at all times complied with, and are not currently in violation of, any applicable Environmental Laws;

             (ii) the Company and each of its Subsidiaries have all permits, licenses and approvals required under Environmental Laws to operate and conduct their respective businesses as currently operated and conducted;

             (iii) there is no Contamination of or at the properties currently owned, leased or operated by the Company or any of its Subsidiaries (including soils, groundwater, surface water, buildings or other structures);

             (iv) to the Company's knowledge, there was no Contamination of or at the properties formerly owned, leased or operated by the Company or any of its Subsidiaries prior to or during the period of time such properties were owned, leased or operated by the Company or any of its Subsidiaries;

             (v) neither the Company nor any of its Subsidiaries is subject to liability for a Release of any Hazardous Substance or Contamination on the property of any third party;

             (vi) neither the Company nor any of its Subsidiaries is responsible for any release of any Hazardous Substance to the environment;

             (vii) neither the Company nor any of its Subsidiaries has received any notice, demand, letter, claim or request for information, nor is the Company or any of its Subsidiaries aware of any pending or threatened notice, demand, letter, claim or request for information, alleging that the Company or any of its Subsidiaries may be in violation of, liable under or have obligations under any Environmental Law;

             (viii) neither the Company nor any of its Subsidiaries is subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or is subject to any indemnity or other agreement with any third party relating to liability or obligation under any Environmental Law or relating to Hazardous Substances;

             (ix) there are no circumstances or conditions involving the Company or any of its Subsidiaries that could reasonably be expected to result in any claims, liability, obligations, investigations, costs or restrictions on the ownership, use or transfer of any property of the Company or any of its Subsidiaries pursuant to any Environmental Law;

             (x) none of the properties currently or formerly owned, leased or operated by the Company or any of its Subsidiaries is listed in the National Priorities List or any other list, schedule, log, inventory or record maintained by any federal, state or local governmental agency with respect to sites from which there is or has been a Release of any Hazardous Substance or any Contamination;

             (xi) none of the properties currently or formerly owned, leased or operated by the Company or any of its Subsidiaries is used, nor was ever used,
(A) as a landfill, dump or other disposal, storage, transfer or handling area for Hazardous Substances, excepting, however, for the routine storage and use of Hazardous Substances from time to time in the Ordinary Course of Business, in compliance with Environmental Laws and in compliance with good commercial practice; (B) for industrial, military or manufacturing purposes; or (C) as a gasoline service station or a facility for selling, dispensing, storing, transferring or handling petroleum and/or petroleum products;

             (xii) there are no underground or above ground storage tanks (whether or not currently in use), urea-formaldehyde materials, asbestos, asbestos-containing materials, polychlorinated biphenyls (PCBs), nuclear fuels, radioactive wastes or solid wastes, located on or under any of the properties currently or formerly owned, leased or operated by the Company or any of its Subsidiaries, and no underground tank previously located on these properties has been removed therefrom; and

             (xiii) there are no liens against any of the properties currently owned, leased or operated by the Company or any of its Subsidiaries arising under any Environmental Law, and the Company has complied with all environmental transfer statutes applicable to this Agreement, if any.

         (b) For purposes of this Agreement, "Environmental Law" means any federal, state, local or foreign law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement of any jurisdiction relating to: (i) the protection, investigation or restoration of the environment, human health and safety, or natural resources; (ii) the handling, use, storage, treatment, manufacture, transportation, presence, disposal, release or threatened release of any Hazardous Substance; or (iii) noise, odor, wetlands, pollution, contamination or any injury or threat of injury to persons or property.

         (c) For purposes of this Agreement, "Contamination" means the presence of, or Release on, under, from or to, any property of any Hazardous Substance, except the routine storage and use of Hazardous Substances from time to time in the Ordinary Course of Business, in compliance with Environmental Laws and in compliance with good commercial practice.

         (d) For purposes of this Agreement, "Release" or "Released" means the spilling, leaking, disposing, discharging, emitting, depositing, injecting, leaching, escaping or any other release, however defined, and whether intentional or unintentional, of any Hazardous Substance. The term "Release" shall include any threatened release.

         (e) For purposes of this Agreement, "Hazardous Substance" means any substance that is: (i) listed, classified, regulated or which falls within the definition of a "hazardous substance," "hazardous waste" or "hazardous material" pursuant to any Environmental Law; (ii) any petroleum product or by-product, asbestos-containing material, lead-containing paint, pipes or plumbing, polychlorinated biphenyls, radioactive materials or radon; or (iii) any other substance which is the subject of regulatory action by any Governmental Entity pursuant to any Environmental Law.

         (f) Section 3.12(f) of the Company Disclosure Schedule sets forth a complete and accurate list of all documents (whether in hard copy or electronic form) that contain any environmental, human health and safety, or natural resources reports, investigations and audits relating to premises currently or previously owned or operated by the Company or any of its Subsidiaries (whether conducted by or on behalf of the Company or any of its Subsidiaries or a third party, and whether done at the initiative of the Company or any of its Subsidiaries or directed by a Governmental Entity or other third party) which were issued or conducted since January 1, 1997 and of which the Company or any of its Subsidiaries has possession or to which the Company or any of its Subsidiaries has access. A complete and accurate copy of each such document has been provided to the Buyer.

     3.13 Employee Benefit Plans.
          ----------------------

          (a) Section 3.13(a) of the Company Disclosure Schedule sets forth a complete and accurate list of all Employee Benefit Plans maintained, or contributed to, by the Company, any of the Company's Subsidiaries or any of their ERISA Affiliates (together, the "Company Employee Plans"). For purposes of this Agreement, the following terms shall have the following meanings: (i) "Employee Benefit Plan" means any "employee pension benefit plan" (as defined in Section 3(2) of ERISA), any "employee welfare benefit plan" (as defined in
Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement involving direct or indirect compensation, including insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation and all unexpired severance agreements, written or otherwise, for the benefit of, or relating to, any current or former employee of the Company or any of its Subsidiaries or any ERISA Affiliate; (ii) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended; and (iii) "ERISA Affiliate" means any entity which is, or at any applicable time was, a member of (A) a controlled group of corporations (as defined in Section 414(b) of the Code), (B) a group of trades or businesses under common control (as defined in Section 414(c) of the Code) or (C) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Company or a Subsidiary.

         (b) With respect to each Company Employee Plan, the Company has furnished to the Buyer a complete and accurate copy of (i) such Company Employee Plan (or a written summary of any unwritten plan), (ii) the most recent annual report (Form 5500) filed with the Internal Revenue Service, (iii) each trust agreement, group annuity contract and summary plan description, if any, relating to such Company Employee Plan, (iv) the most recent financial statements for each Company Employee Plan that is funded, (v) all personnel, payroll and employment manuals and policies and (vi) all employee handbooks.

         (c) Each Company Employee Plan has been administered in all material respects in accordance with ERISA, the Code and all other applicable laws and the regulations thereunder (including without limitation Section 4980 B of the Code, Subtitle K, Chapter 100 of the Code and Sections 601 through 608 and
Section 701 et seq. of ERISA) and in accordance with its terms and each of the Company, the Company's Subsidiaries and their ERISA Affiliates has in all material respects met its obligations with respect to such Company Employee Plan and has made all required contributions thereto (or reserved such contributions on the Company Balance Sheet). All material filings and reports as to each Company Employee Plan required to have been submitted to the Internal Revenue Service or to the United States Department of Labor have been timely submitted. With respect to the Company Employee Plans, no event has occurred, and, to the knowledge of the Company, there exists no condition or set of circumstances in connection with which the Company or any of its Subsidiaries could be subject to any material liability under ERISA, the Code or any other applicable law.

         (d) With respect to the Company Employee Plans, there are no material benefit obligations for which contributions have not been made or properly accrued and there are no material benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP, on the financial statements of the Company. The assets of each Company Employee Plan which is funded are reported at their fair market value on the books and records of such Employee Benefit Plan.

         (e) All the Company Employee Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters from the Internal Revenue Service to the effect that such Company Employee Plans are qualified and the plans and trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked and, to the Company's knowledge, revocation has not been threatened, and no such Employee Benefit Plan has been amended or operated since the date of its most recent determination letter or application therefor in any respect, and, to the Company's knowledge, no act or omission has occurred, that would adversely affect its qualification or materially increase its cost. Each Company Employee Plan which is required to satisfy Section 401(k)(3) or Section 401(m)(2) of the Code has been tested for compliance with, and satisfies in all material respects the requirements of
Section 401(k)(3) and Section 401(m)(2) of the Code, as the case may be, for each plan year ending prior to the Closing Date.

         (f) Neither the Company, any of the Company's Subsidiaries nor any of their ERISA Affiliates has (i) ever maintained a Company Employee Plan which was ever subject to Section 412 of the Code or Title IV of ERISA or (ii) ever been obligated to contribute to a "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA). No Company Employee Plan is funded by, associated with or related to a "voluntary employee's beneficiary association" within the meaning of Section 501(c)(9) of the Code. No Company Employee Plan holds securities issued by the Company, any of the Company's Subsidiaries or any of their ERISA Affiliates.

         (g) Each Company Employee Plan is amendable and terminable unilaterally by the Company and any of the Company's Subsidiaries party thereto or covered thereby at any time without liability to the Company or any of its Subsidiaries as a result thereof, and no Company Employee Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits the Company or any of the Company's Subsidiaries party thereto or covered thereby from amending or terminating any such Company Employee Plan.

         (h) Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to any oral or written (i) agreement with any shareholder, director, executive officer or other key employee of the Company or any of its Subsidiaries (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company or any of its Subsidiaries of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee or
(ii) agreement or plan binding the Company or any of its Subsidiaries, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan or severance benefit plan, any of the benefits of which shall be increased, or the vesting of the benefits of which shall be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which shall be calculated on the basis of any of the transactions contemplated by this Agreement.

         (i) None of the Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person, except as required by applicable law.

         (j) There is no action, suit, proceeding, claim, arbitration, audit or investigation pending or, to the knowledge of the Company, threatened, with respect to any Company Employee Plan, other than claims for benefits in the ordinary course, that would reasonably be expected to result in material liability to the Company or to such Company Employee Plan.

         (k) The Company has no liability for benefits under any Company Employee Plan, except as set forth in the Company's financial statements.

         (l) Section 3.13(l) of the Company Disclosure Schedule lists each Company Employee Plan which provides benefits after termination of employment (other than medical benefits required to be continued under Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA) and the amount by which the present value of benefits accrued under each such Company Employee Plan exceeds the fair market value of the assets of each such Company Employee Plan.

         (m) Section 3.13(m) of the Company Disclosure Schedule lists each country in which the Company or any of its Affiliates has operations and the number of employees in each such country.

         (n) The Company has provided to the Buyer such accurate information as shall be necessary to enable the Buyer to calculate any excise tax due under
Section 4999 of the Code as a result of the transactions contemplated by this Agreement for which the Company or the Buyer may directly or indirectly become liable, and the amount of deductions that may be disallowed under Section 280G of the Code as a result of the transactions contemplated by this Agreement.

     3.14 Compliance With Laws.  The Company and each of its Subsidiaries have
          --------------------
complied in all respects with, are not in violation of, and have not received any notice alleging any violation with respect to, any provisions of any foreign, federal, state or local statute, law or regulation applicable to the conduct of its business, or the ownership or operation of its properties or assets, except for such failures to comply, violations and notices as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

     3.15  Permits.  The Company and each of its Subsidiaries have all permits,
           -------
licenses and franchises from Governmental Entities material to the conduct of their businesses as now being conducted or as presently contemplated to be conducted by the Company and its Subsidiaries (the "Company Permits"). The Company and each of its Subsidiaries are in material compliance with the terms of the Company Permits. No Company Permit shall cease to be effective as a result of the consummation of transactions contemplated by this Agreement.

     3.16 Labor Matters. Neither the Company nor any of its Subsidiaries is a
          -------------
party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. There is no pending or, to the knowledge of the Company, threatened, labor strike, dispute, walkout, work stoppage, slow-down or lockout involving the Company or any of its Subsidiaries. Section 3.16 of the Company Disclosure Schedule lists all employees of the Company and its Subsidiaries who are employed pursuant to a work permit or visa.

     3.17 Insurance. Each of the Company and its Subsidiaries maintains
          ---------
insurance policies (the "Insurance Policies") with reputable insurance carriers against all risks of a character and in such amounts as, to the Company's knowledge, are usually insured against by similarly situated companies in the same or similar businesses. Section 3.17 of the Company Disclosure Schedule sets forth the insurance coverages maintained by the Company and its Subsidiaries and a history of any claims made and claims paid since January 1, 1999. Each Insurance Policy is in full force and effect and is valid, outstanding and enforceable, and all premiums due thereon have been paid in full. None of the Insurance Policies shall terminate or lapse (or be affected in any other materially adverse manner) by reason of the transactions contemplated by this Agreement. The Company and each of its Subsidiaries have complied in all material respects with the provisions of each Insurance Policy under which it is the insured party. No insurer under any Insurance Policy has provided the Company or any Subsidiary with written notice of cancellation or a written notice generally disclaiming liability under any such policy or indicated in writing any intent to do so or not to renew any such policy.

     3.18  Assets.  The Company or one of its Subsidiaries owns or leases all
           ------
tangible assets material to the conduct of their businesses as presently conducted and as presently proposed to be conducted by the Company and its Subsidiaries. All of such tangible assets which are owned, are owned free and clear of all mortgages, security interest, pledges, liens and encumbrances ("Liens") except for (a) Liens which are disclosed in the Company SEC Reports filed prior to the date of this Agreement and (b) other Liens which, individually and in the aggregate, do not materially interfere with the ability of the Company or its Subsidiaries to conduct their business as currently conducted and as presently proposed to be conducted by the Company and its Subsidiaries and have not resulted in, and are not reasonably likely to result in, a Company Material Adverse Effect. The tangible assets of the Company and its Subsidiaries, taken as a whole, are free from defects, have been maintained in accordance with normal industry practice, are in good operating condition and repair (subject to normal wear and tear) and are suitable for the purpose for which they are presently used, except for any existing defects or needed repairs which would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect. Other than general office supplies, neither the Company nor any of its Subsidiaries maintains any inventory.

     3.19 Customers and Suppliers. Section 3.19 of the Company Disclosure
          -----------------------
Schedule accurately identifies, and provides an accurate and complete breakdown of the recognized revenues from, the largest 100 customers of the Company and its Subsidiaries (calculated on the basis of revenues) in the twelve-month period ended June 30, 2001. No such customer has indicated in writing to the Company or any of its Subsidiaries that it will stop buying services or products from the Company or any of its Subsidiaries nor has any of the largest 50 customers (calculated on the basis of revenues) indicated in writing to the Company or any of its Subsidiaries that it will materially decrease the rate of buying services or products from the Company or any of its Subsidiaries. No material supplier or exclusive supplier of the Company or any of its Subsidiaries has indicated to the Company or any of its Subsidiaries that it will stop, or materially decrease the rate of, supplying materials, products or services to them.

     3.20  Accounts Receivable.  All accounts receivable of the Company and its
           -------------------
Subsidiaries reflected on the Company Balance Sheet are valid receivables and are collectible in the Ordinary Course of Business, net of the applicable reserve for bad debts on the Company Balance Sheet. All accounts receivable reflected in the financial or accounting records of the Company or any of its

Subsidiaries that have arisen since the date of the Company Balance Sheet are valid receivables and are collectible in the Ordinary Course of Business, net of a reserve for bad debts in an amount proportionate to the reserve shown on the Company Balance Sheet. Section 3.20 of the Company Disclosure Schedule sets forth a complete and accurate list of the Company's accounts receivable and the aging thereof as of the date specified therein.

     3.21 Prepayments, Prebilled Invoices and Deposits. Section 3.21 of the
          --------------------------------------------
Company Disclosure Schedule sets forth (a) all prepayments, prebilled invoices and deposits in amounts, on a per customer basis, greater than $25,000 that have been received by the Company or any of its Subsidiaries as of the date of this Agreement from customers for products to be shipped, or services to be performed, after the Closing Date, and (b) with respect to each such prepayment, prebilled invoice or deposit, (i) the party and contract credited and (ii) the date received or invoiced. All such prepayments, prebilled invoices and deposits are properly accrued for on the Company Balance Sheet in accordance with GAAP applied on a consistent basis with the past practice of the Company and its Subsidiaries.

     3.22 Government Contracts. Neither the Company nor any of its Subsidiaries
          --------------------
has been suspended or debarred from bidding on contracts or subcontracts with any Governmental Entity ("Government Contracts"); no such suspension or debarment has been initiated or, to the knowledge of the Company, threatened; and the consummation of the transactions contemplated by this Agreement will not result in any such suspension or debarment. Neither the Company nor any of its Subsidiaries has been audited or investigated nor is it now being audited or, to the knowledge of the Company, investigated by the U.S. Government Accounting Office, the U.S. Department of Defense or any of its agencies, the Defense Contract Audit Agency, the U.S. Department of Justice, the Inspector General of any U.S. Governmental Entity, any similar agencies or instrumentalities of any state or foreign Governmental Entity, or any prime contractor with a Governmental Entity nor, to the knowledge of the Company, has any such audit or investigation been threatened. To the knowledge of the Company, there is no valid basis for (a) the suspension or debarment of the Company or any of its Subsidiaries from bidding on any Government Contracts, or (b) any claim pursuant to an audit or investigation by any of the entities named in the foregoing sentence. Neither the Company nor any of its Subsidiaries has any agreements, contracts or commitments which require it to obtain or maintain a security clearance with any Governmental Entity.

     3.23 No Existing Discussions. As of the date of this Agreement, neither the
          -----------------------
Company nor any of its Subsidiaries is engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to an Acquisition Proposal.

     3.24  Opinion of Financial Advisor.  The financial advisor of the Company,
           ----------------------------
Robert W. Baird & Co. Incorporated, has delivered to the Company an opinion dated the date of this Agreement to the effect, as of such date, that the Exchange Ratio is fair to the holders of the Company Common Stock from a financial point of view. A signed copy of such opinion has been delivered to the Buyer.

     3.25 Articles 14 and 14.1 of the VSCA Not Applicable. The Company Board has
          -----------------------------------------------
taken all actions necessary so that the provisions of Articles 14 and 14.1 of the VSCA, applicable to "affiliated transactions" (as defined in Section 13.1-725 of the VSCA) and "control share acquisitions" (as defined in Section 13.1-
728.1 of the VSCA), respectively, shall not apply to the Company, the Buyer, the Transitory Subsidiary or any Affiliate of any of them in connection with the execution, delivery or performance of this Agreement, the Shareholder's Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement or the Shareholder's Agreement.

     3.26  Brokers; Schedule of Fees and Expenses.
           --------------------------------------

          (a) No agent, broker, investment banker, financial advisor or other firm or person is or shall be entitled, as a result of any action, agreement or commitment of the Company or any of its Affiliates, to any broker's, finder's, financial advisor's or other similar fee or commission in connection with any of the transactions contemplated by this Agreement, except Robert W. Baird & Co. Incorporated, whose fees and expenses shall be paid by the Company. The Company has delivered to the Buyer a complete and accurate copy of all agreements pursuant to which Robert W. Baird & Co. Incorporated is entitled to any fees and expenses in connection with any of the transactions contemplated by this Agreement.

          (b) Section 3.26(b) of the Company Disclosure Schedule sets forth a complete and accurate list of the estimated fees and expenses incurred and to be incurred by the Company and any of its Subsidiaries in connection with this Agreement and the transactions contemplated by this Agreement (including the fees and expenses of Robert W. Baird & Co. Incorporated and of the Company's legal counsel and accountants), absent protracted negotiations with the SEC and other unforeseen circumstances which may materially delay the consummation of the transactions contemplated by this Agreement.

                                  ARTICLE IV

              REPRESENTATIONS AND WARRANTIES OF THE BUYER AND THE
                             TRANSITORY SUBSIDIARY

     The Buyer and the Transitory Subsidiary jointly and severally represent and warrant to the Company that the statements contained in this Article IV are true and correct, except as expressly set forth herein or in the disclosure schedule delivered by the Buyer and the Transitory Subsidiary to the Company on or before the date of this Agreement (the "Buyer Disclosure Schedule"). The Buyer Disclosure Schedule shall be arranged in sections and paragraphs corresponding to the numbered and lettered sections and paragraphs contained in this Article IV, and the disclosure in any section or paragraph shall qualify (1) the corresponding section or paragraph in this Article IV and (2) such other sections and paragraphs in this Article IV only to the extent that it is clear from a reading of such document that it also qualifies or applies to such other sections or paragraphs.

     4.1 Organization, Standing and Power. Each of the Buyer and the Transitory
         --------------------------------
Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, which have not had and are not reasonably likely to have a Buyer Material Adverse Effect. For purposes of this Agreement, the term "Buyer Material Adverse Effect" means any change, event, circumstance or effect that is or is reasonably likely to be materially adverse to the business, assets, liabilities, capitalization, prospects, condition (financial or other), or results of operations of the Buyer and its Subsidiaries, taken as a whole, or to have a material adverse effect on the ability of the Buyer or the Transitory Subsidiary to consummate the transactions contemplated by this Agreement; provided, however, that for purposes of this Agreement, the following shall not be taken into account in determining whether there has been or would be a "Buyer Material Adverse Effect": (x) any adverse change in the stock price or trading volume of the Buyer in and of itself, as quoted on AMEX, and (y) changes or effects relating to the economy or the IT services business as a whole not substantially disproportionately affecting the Buyer and its Subsidiaries taken as a whole. For the avoidance of doubt, the parties hereto agree that the terms "material," "materially" or "materiality" as used in this Agreement with an initial lower case "m" shall have their respective customary and ordinary meanings, without regard to the meaning ascribed to Buyer Material Adverse Effect in the prior sentences of this paragraph.

     4.2 Capitalization. All issued and outstanding shares of capital stock of
         --------------
the Transitory Subsidiary are held by the Buyer. The authorized capital stock of the Buyer consists of (a) 200,000,000 shares of Buyer Common Stock, (b) 503,797 shares of class B common stock, $0.10 par value per share ("Buyer Class B Common Stock"), and (c) 2,000,000 shares of preferred stock, $0.01 par value per share ("Buyer Preferred Stock"). The rights and privileges of each class of Buyer's capital stock are set forth in the Buyer's Articles of Organization. As of the close of business on August 17, 2001, (i) 67,796,076 shares of Buyer Common Stock were issued and outstanding, (ii) 4,650,025 shares of Buyer Common Stock were held in the Buyer's treasury, (iii) 284,891 shares of Buyer Class B Common Stock were issued and outstanding, (iv) no shares of Buyer Class B Common Stock were held in the Buyer's treasury and (v) no shares of Buyer Preferred Stock were issued or outstanding. All shares of Buyer Common Stock issuable pursuant to Section 2.1(c) in connection with the Merger, when issued on the terms and conditions of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Massachusetts Business Corporation Law, the Buyer's Articles of Organization or Bylaws or any agreement to which the Buyer is a party or is otherwise bound. As of August 17, 2001, the Buyer had reserved an aggregate of 7,000,000 shares of Buyer Common Stock for issuance pursuant to the Buyer's 2001 Stock Incentive Plan, under which options are outstanding for no shares of Buyer Common Stock and 7,000,000 shares of Buyer Common Stock are available for additional grants as of August 17, 2001.

     4.3  Authority; No Conflict; Required Filings and Consents.
          -----------------------------------------------------

          (a) Each of the Buyer and the Transitory Subsidiary has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by the Buyer and the Transitory Subsidiary have been duly authorized by all necessary corporate action on the part of each of the Buyer and the Transitory Subsidiary (including the approval of the Plan of Merger by the Buyer in its capacity as the sole shareholder of the Transitory Subsidiary). This Agreement has been duly executed and delivered by each of the Buyer and the Transitory Subsidiary and constitutes the valid and binding obligation of each of the Buyer and the Transitory Subsidiary, enforceable in accordance with its terms.

          (b) The execution and delivery of this Agreement by each of the Buyer and the Transitory Subsidiary does not, and the consummation by the Buyer and the Transitory Subsidiary of the transactions contemplated by this Agreement will not, (i) conflict with, or result in any violation or breach of, any provision of the Articles of Organization or By-laws of the Buyer or the Articles of Incorporation or Bylaws of the Transitory Subsidiary, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit) under, require a consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any Lien on the Buyer's or the Transitory Subsidiary's assets under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract or other agreement, instrument or obligation to which the Buyer or the Transitory Subsidiary is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to compliance with the requirements specified in clause (i), (ii), (iii), (iv), (v) and (vi) of Section 4.3(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to the Buyer or the Transitory Subsidiary or any of its or their properties or assets, except in the case of clauses (ii) and (iii) of this Section 4.3(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations or losses which, individually or in the aggregate, are not reasonably likely to be material to the Buyer and its Subsidiaries taken as a whole.

          (c) No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity is required by or with respect to the Buyer or the Transitory Subsidiary in connection with the execution and delivery of this Agreement by the Buyer or the Transitory Subsidiary or the consummation by the Buyer or the Transitory Subsidiary of the transactions contemplated by this Agreement, except for (i) the pre-merger notification requirements under the HSR Act, (ii) the filing of the Articles of Merger with the SCC and appropriate corresponding documents with the Secretaries of State of other states in which the Company is qualified as a foreign corporation to transact business, (iii) the filing of the Registration Statement and Proxy Statement/Prospectus with the SEC in accordance with the Securities Act and the Exchange Act, (iv) the filings of such reports, schedules or materials under Section 13 or Rule 14a-12 of the Exchange Act and materials under Rule 165 and Rule 425 of the Securities Act as may be required in connection with this Agreement and the transactions contemplated hereby, (v) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws, (vi) any consents, authorizations, approvals, filings or exemptions required by the rules of AMEX with respect to the shares of Buyer Common Stock issuable in connection with the Merger and (vii) such other consents, licenses, permits, orders, authorizations, filings, approvals and registrations which, if not obtained or made, would not be reasonably likely, individually or in the aggregate, to be material to the Buyer and its Subsidiaries taken as a whole.

     4.4  SEC Filings; Financial Statements; Information Provided.
          -------------------------------------------------------

          (a) The Buyer has filed all registration statements, forms, reports and other documents required to be filed by the Buyer with the SEC since January 1, 1998 and has made available to the Company copies of all registration statements, forms, reports and other documents filed by the Buyer with the SEC since such date. All such registration statements, forms, reports and other documents (including those that the Buyer may file after the date hereof until the Closing) are referred to herein as the "Buyer SEC Reports." The Buyer SEC Reports (i) were or will be filed on a timely basis, (ii) at the time filed, were or will be prepared in compliance in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Buyer SEC Reports, and (iii) did not or will not at the time they were or are filed contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Buyer SEC Reports or necessary in order to make the statements in such Buyer SEC Reports, in the light of the circumstances under which they were made, not misleading.

          (b) Each of the consolidated financial statements (including, in each case, any related notes and schedules) contained or to be contained in the Buyer SEC Reports at the time filed (i) complied or will comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by the SEC on Form 10-Q under the Exchange Act) and (iii) fairly presented or will fairly present in accordance with GAAP the consolidated financial position of the Buyer and its Subsidiaries as of the dates thereof and the consolidated results of its operations and cash flows for the periods indicated, consistent with the books and records of the Buyer and its Subsidiaries, except that the unaudited interim financial statements were or are subject to normal year-end adjustments which were not or are not expected to be material in amount.

          (c) The Registration Statement to be filed by Buyer pursuant to this Agreement will comply as to form in all material respects with the Securities Act (except to the extent relating to information supplied by or on behalf of the Company for inclusion or incorporation by reference in the Registration Statement, as to which the Buyer makes no representation). The information in the Registration Statement (except for information supplied by or on behalf of the Company for inclusion or incorporation by reference in the Registration Statement, as to which the Buyer makes no representation and which shall not constitute part of the Buyer SEC Reports for purposes of this Agreement) shall not at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Registration Statement or necessary in order to make the statements in the Registration Statement not misleading. If at any time prior to the Effective Time any event relating to the Buyer or any of its Affiliates, officers or directors should be discovered by the Buyer which should be set forth in an amendment to the Registration Statement, the Buyer shall promptly inform the Company.

     4.5 Tax Matters. To the Buyer's knowledge, after consulting with its
         -----------
advisors, neither the Buyer nor any of its Affiliates has taken or agreed to take any action which would prevent the Merger from constituting a transaction qualifying as a reorganization under Section 368(a) of the Code.

     4.6 Operations of the Transitory Subsidiary. The Transitory Subsidiary was
         ---------------------------------------
formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement. During the period from the date of this Agreement through the Closing Date, the Transitory Subsidiary shall not engage in any activities except as provided in or contemplated by this Agreement.

     4.7 Brokers. No agent, broker, investment banker, financial advisor or
         -------
other firm or person is or shall be entitled as a result of any action, agreement or commitment of the Buyer or the Transitory Subsidiary, to any broker's, finder's, financial advisor's or other similar fee or commission in connection with any of the transactions contemplated by this Agreement, except Morgan Stanley & Co. Incorporated, whose fees and expenses shall be paid by the Buyer.

     4.8 Litigation. Except as disclosed in the Buyer SEC Reports filed before
         ----------
the date of this Agreement, there is no material action, suit, proceeding, claim, arbitration or investigation pending or, to the knowledge of the Buyer and the Transitory Subsidiary, threatened against or affecting the Buyer or the Transitory Subsidiary which would reasonably be expected to have a material adverse effect on the ability of the Buyer and/or the Transitory Subsidiary to perform their respective obligations under this Agreement.

     4.9 Absence of Certain Changes or Events. Except as disclosed in the Buyer
         ------------------------------------
SEC Reports filed prior to the date of this Agreement, since December 31, 2000 there has not been (i) any change, event, circumstance, development or effect that would, individually or in the aggregate, reasonably be expected to result in a Buyer Material Adverse Effect or (ii) any material change by the Buyer in its accounting methods not required pursuant to GAAP.


                                   ARTICLE V

                              CONDUCT OF BUSINESS

     5.1 Covenants of the Company. Except as expressly provided herein, as
         ------------------------
required by law, as described in Section 5.1 of the Company Disclosure Schedule or as consented to in writing by the Buyer, from and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, act and carry on its business in the usual, regular and ordinary course in substantially the same manner as previously conducted, pay its debts and Taxes and perform its other obligations when due (subject to good faith disputes over such debts, Taxes or obligations), comply with all applicable laws, rules and regulations, and use commercially reasonable efforts, consistent with past practices, to maintain and preserve its and each Subsidiary's business organization, assets and properties, keep available the services of its present officers and employees and preserve its advantageous business relationships with customers, strategic partners, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, and except as expressly provided herein, as required by law or as described in Section 5.1 of the Company Disclosure Schedule, from and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, do any of the following without the prior written consent of the Buyer:

          (a) (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its capital stock (other than dividends and distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent); (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities; or (iii) purchase, redeem or otherwise acquire any shares of its capital stock or any other of its securities or any rights, warrants or options to acquire any such shares or other securities;

          (b) except as permitted by Section 5.1(n), issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any shares of its capital stock, or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities (other than the issuance of shares of Company Common Stock upon the exercise of Company Stock Options outstanding on the date of this Agreement in accordance with their present terms);

          (c) amend or propose to amend its articles of incorporation, bylaws or other comparable charter or organizational documents, except as expressly provided by this Agreement;

          (d) acquire (i) by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof or (ii) any assets that are material, in the aggregate, to the Company and its Subsidiaries, taken as a whole, except purchases of assets in the Ordinary Course of Business;

          (e) pledge or encumber (except for Permitted Liens), sell, lease, license, dispose of or otherwise transfer any assets material to the Company and its Subsidiaries, taken as a whole (including any accounts, leases, contracts or intellectual property or any assets or the stock of any of its Subsidiaries) other than, in the case of pledges, encumbrances and leases, in connection with the purchase of equipment subject to capital lease or other similar financing arrangements in the Ordinary Course of Business consistent with the Company's past practice;

          (f)  adopt or implement any shareholder rights plan;

          (g) except for a confidentiality agreement as permitted by Section 6.1, enter into an agreement with respect to any merger, consolidation, liquidation or business combination, or any acquisition or disposition of all or substantially all of the assets or securities of the Company or any of its Subsidiaries;

          (h) (i) incur or suffer to exist any indebtedness for borrowed money in an aggregate amount greater than $80 million, or guarantee any indebtedness of another person, (ii) issue, sell or amend any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, (iii) make any loans, advances (other than routine advances to employees in the Ordinary Course of Business) or capital contributions to, or investment in, any other person, other than the Company or any of its direct or indirect wholly owned Subsidiaries, or (iv) except in the Ordinary Course of Business, enter into any hedging agreement or other financial agreement or arrangement designed to protect the Company or its Subsidiaries against fluctuations in commodities prices or exchange rates;

          (i) make any capital expenditures or other expenditures with respect to property, plant or equipment for the Company and its Subsidiaries, in excess of the aggregate amounts, or for other than the types of expenditures, set forth in Section 5(i) of the Company Disclosure Schedule;

          (j) make any changes in accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or as directed by the SEC or, except as so required, change any assumption underlying, or method of calculating, any bad debt, contingency or other reserve;

          (k) (i) pay, discharge, settle or satisfy any claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction, in the Ordinary Course of Business or in accordance with their terms as in effect on the date of this Agreement, of claims, liabilities or obligations reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company included in the Company SEC Reports filed prior to the date of this Agreement (to the extent so reflected or reserved against) or incurred since the date of such financial statements in the Ordinary Course of Business or (ii) waive any material benefits of, modify in any adverse respect, fail to enforce, or consent to any matter with respect to which its consent is required under, any confidentiality, standstill or similar agreements to which the Company or any of its Subsidiaries is a party;

          (l) except in the Ordinary Course of Business, modify, amend or terminate any contract or agreement which is or, if in existence on the date of this Agreement, would have been, a Company Material Contract to which the Company or any of its Subsidiaries is party, or knowingly waive, release or assign any material rights or claims (including any write-off or other compromise of any material accounts receivable of the Company or any of its Subsidiaries);

          (m) (i) enter into any contract or agreement which, if in existence on the date of this Agreement, would have constituted a Company Material Contract, other than fixed price contracts for $100,000 or less entered into in the Ordinary Course of Business, or (ii) except on a non-exclusive basis in the Ordinary Course of Business, license any material intellectual property rights to or from any third party;

          (n) except as required to comply with applicable law or agreements, plans or arrangements existing on the date hereof, (i) take any action with respect to, adopt, enter into, terminate or amend any employment, severance or similar agreement or benefit plan for the benefit or welfare of any current or former director, officer, employee or consultant or any collective bargaining agreement except for (x) terminations of at will employment arrangements in the Ordinary Course of Business and (y) executing the severance arrangements as described in Sections 6.6(b) and (c) of this Agreement, (ii) increase the compensation or fringe benefits of, or pay any bonus to, any director, officer, employee, advisor or consultant (except for salary increases of non-officer employees in the Ordinary Course of Business), (iii) amend or accelerate the payment, right to payment or vesting of any compensation or benefits, including any outstanding options or restricted stock awards (except for salary increases of non-officer employees in the Ordinary Course of Business), (iv) pay any material benefit not provided for as of the date of this Agreement under any benefit plan, (v) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan, including the grant of stock options, stock appreciation rights, stock-based or stock-related awards, performance units or restricted stock, or the removal of existing restrictions in any benefit plans or agreements or awards made thereunder except for the continuation of the Company's Employee Stock Purchase Plan (the "Company ESPP") through the business day immediately prior to the Closing Date, or (vi) take any action other than in the Ordinary Course of Business to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or benefit plan;

          (o) make or rescind any Tax election, settle or compromise any material Tax liability or amend any Tax return;

          (p) initiate, compromise or settle any material litigation or arbitration proceeding;

          (q)  open or close any material facility or office;

          (r) fail to maintain insurance at levels substantially comparable to levels existing as of the date of this Agreement;

          (s) fail to pay accounts payable and other obligations in the Ordinary Course of Business; or

          (t) authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions or any action which would make any representation or warranty of the Company in this Agreement untrue or incorrect in any material respect, or would materially impair or prevent the satisfaction of any conditions in Article VII hereof.

     5.2 Employee Stock Purchase Plan. The Company shall take whatever action is
         ----------------------------
necessary, including without limitation the amendment of the Company ESPP, to terminate the Company ESPP and any offering periods thereunder on the business day immediately prior to the Closing Date.

     5.3 Confidentiality. The parties acknowledge that the Buyer and the Company
         ---------------
previously executed a confidentiality agreement, dated as of May 23, 2001 (the "Confidentiality Agreement"), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms.

                                  ARTICLE VI

                             ADDITIONAL AGREEMENTS

     6.1  No Solicitation.
          ---------------

          (a) No Solicitation or Negotiation. Except as set forth in this
Section 6.1, the Company shall not, nor shall it authorize or permit any of its Subsidiaries or any of its or their directors, officers, employees, investment bankers, attorneys, accountants or other advisors or representatives (such directors, officers, employees, investment bankers, attorneys, accountants, other advisors and representatives being hereinafter referred to collectively as "Representatives") to directly or indirectly:

             (i) solicit, initiate, encourage or take any other action to facilitate any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal, including without limitation (A) approving any "affiliated transaction" under Article 14 of the VSCA, (B) approving any person (other than the Buyer, the Transitory Subsidiary or any Affiliate of either of them) becoming an "interested shareholder" under Article 14 of the VSCA, (C) taking any action under Article 14.1 of the VSCA (other than to comply with Section
3.26 of this Agreement) or (D) amending or granting any waiver or release under any standstill or similar agreement with respect to any Company Common Stock; or

             (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, furnish to any person any information with respect to, assist or participate in any effort or attempt by any person with respect to, or otherwise cooperate in any way with, any Acquisition Proposal.

Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 6.1(a) by any Representative of the Company or any of its Subsidiaries, whether or not such person is purporting to act on behalf of the Company or otherwise, shall be deemed to be a breach of this Section 6.1(a) by the Company.

     Notwithstanding the foregoing, prior to the adoption and approval of this Agreement and the Plan of Merger at the Company Shareholders Meeting (the "Specified Time"), the Company may, to the extent required by the fiduciary obligations of the Company Board, as determined in good faith by the Company Board after consultation with outside counsel (I) in response to a Superior Proposal that did not result from a breach by the Company of this Section 6.1, and subject to compliance with Section 6.1(c), (x) furnish information with respect to the Company to the person making such Superior Proposal and its Representatives pursuant to a customary confidentiality agreement not less restrictive of the other party than the Confidentiality Agreement (including, but not limited to, the standstill provision set forth therein) (a "Third Party Confidentiality Agreement") and (y) participate in discussions or negotiations with such person and its Representatives regarding any Superior Proposal, and
(II) in response to an Acquisition Proposal that did not result from a breach by the Company of this Section 6.1, and subject to compliance with Section 6.1(c), request clarifications regarding the terms and conditions of any Acquisition Proposal from the person making such Acquisition Proposal for the purpose of ascertaining whether such Acquisition Proposal is a Superior Proposal, without, in the case of this clause (II), providing additional information to such person.

     Notwithstanding the foregoing, at no time prior to the termination of this Agreement shall the Company or the Company Board release or agree to release any person or entity from a standstill provision contained in any Third Party Confidentiality Agreement or any other standstill agreement with any third party.

          (b) No Change in Recommendation or Alternative Acquisition Agreement.
              ----------------------------------------------------------------
The Company Board shall not:

             (i) except as set forth in this Section 6.1, withdraw or modify, or propose to withdraw or modify, in a manner adverse to the Buyer or the Transitory Subsidiary, the approval or recommendation by the Company Board of this Agreement or the Merger;

             (ii) cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar agreement (an "Alternative Acquisition Agreement") constituting or relating to any Acquisition Proposal (other than a confidentiality agreement referred to in Section 6.1(a) entered into in the circumstances referred to in Section 6.1(a)); or

             (iii) adopt, approve or recommend, or propose to adopt, approve or recommend, any Acquisition Proposal.

     Notwithstanding the foregoing, the Company Board may, in response to a Superior Proposal that did not result from a breach by the Company of this
Section 6.1, withdraw or modify the recommendation by the Company Board or any committee thereof of this Agreement and the Merger, if the Company Board determines in good faith (after consultation with outside counsel) that its fiduciary obligations require it to do so, but only at a time that is prior to the Specified Time and is after the third business day following the Buyer's receipt of written notice advising the Buyer that the Company Board desires to withdraw or modify the recommendation due to the existence of a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal. Nothing in this
Section 6.1 shall be deemed to (A) permit the Company to take any action described in clauses (ii) or (iii) of the first sentence of this Section 6.1(b), although the Company Board may recommend a Superior Proposal to its shareholders under the circumstances described in the immediately preceding sentence, (B) affect any obligation of the Company under this Agreement or (C) limit the Company's obligation to call, give notice of, convene and hold the Company Shareholders Meeting, regardless of whether the Company Board has withdrawn or modified its recommendation of this Agreement and the Merger.

          (c) Notices to the Buyer; Additional Negotiations. The Company shall
              ---------------------------------------------
advise the Buyer as promptly as practicable, and in any event within 24 hours, orally and in writing, of any Acquisition Proposal or any request for nonpublic information in connection with any Acquisition Proposal, or of any inquiry with respect to, or that could reasonably be expected to lead to, any Acquisition Proposal, the material terms and conditions of any such Acquisition Proposal or inquiry and the identity of the person making any such Acquisition Proposal or inquiry. The Company shall not provide any information to or participate in discussions or negotiations with the person or entity making any Superior Proposal until three business days after the Company has first notified the Buyer of such Acquisition Proposal as required by the preceding sentence. The Company shall (i) keep the Buyer fully informed, on a current basis to the extent practicable and, in any event, as promptly as practicable, of the status and details (including any change to the terms) of any such Acquisition Proposal or inquiry, (ii) provide to the Buyer as soon as practicable after receipt or delivery thereof copies of all correspondence and other written material sent or provided to the Company from any third party in connection with any Acquisition Proposal or sent or provided by the Company to any third party in connection with any Superior Proposal, and (iii) if the Buyer shall make a counterproposal, consider and cause its financial and legal advisors to negotiate on its behalf in good faith with respect to the terms of such counterproposal. Contemporaneously with providing any information to a third party in connection with any such Superior Proposal or inquiry, the Company shall furnish a copy of such information to the Buyer.

          (d) Certain Permitted Disclosure. Nothing contained in this Section
              ----------------------------
6.1 or in Section 6.5 shall be deemed to prohibit the Company from taking and disclosing to its shareholders a position with respect to a tender offer contemplated by Rule 14e-2(a) promulgated under the Exchange Act if, in the good faith judgment of the Company Board, based on the opinion of outside counsel, failure to so disclose would be inconsistent with its obligations under applicable law.

          (e) Cessation of Ongoing Discussions. The Company shall, and shall
              --------------------------------
cause its Subsidiaries and its and their Representatives to, cease immediately all discussions and negotiations regarding any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal. The Company shall use commercially reasonable efforts to have all copies of all nonpublic information it or its Subsidiaries and its and their Representatives have distributed on or prior to the date of this Agreement to other potential purchasers returned to the Company as soon as possible.

          (f)  Definitions.  For purposes of this Agreement:
               -----------

               "Acquisition Proposal" means (i) any inquiry, proposal or offer for a merger, consolidation, dissolution, sale of substantial assets, tender offer, recapitalization, share exchange or other business combination involving the Company or any of its Subsidiaries, (ii) any proposal for the issuance by the Company or any of its Subsidiaries of over 25% of its equity securities or
(iii) any proposal or offer to acquire in any manner, directly or indirectly, over 50% of the equity securities or consolidated total assets of the Company, in each case other than the Merger contemplated by this Agreement.

              "Superior Proposal" means any unsolicited, bona fide written proposal made by a third party to acquire substantially all the equity securities or assets of the Company, pursuant to a tender or exchange offer, a merger, a consolidation or a sale of its assets, (i) on terms that the Company Board determines in its good faith judgment to be materially more favorable from a financial point of view to the holders of Company Common Stock than the transactions contemplated by this Agreement (based on the written advice of a recognized independent financial advisor) taking into account all the terms and conditions of such proposal and this Agreement (including any proposal by the Buyer to amend the terms of this Agreement) and (ii) that is reasonably capable of being completed on the terms proposed, taking into account all financial, regulatory, legal and other aspects of such proposal; provided, however, that no Acquisition Proposal shall be deemed to be a Superior Proposal if any financing required to consummate the Acquisition Proposal is not committed.

     6.2  Proxy Statement/Prospectus; Registration Statement.
          --------------------------------------------------

          (a) As promptly as practicable after the execution of this Agreement, the Buyer and the Company shall prepare and the Company shall file with the SEC the Proxy Statement/Prospectus, and the Buyer shall prepare and file with the SEC the Registration Statement, in which the Proxy Statement/Prospectus shall be included as a prospectus. Each of the Buyer and the Company shall respond to any comments of the SEC and shall use its respective reasonable best efforts to have the Proxy Statement/Prospectus cleared by the SEC and the Registration Statement declared effective under the Securities Act as promptly as practicable after such filings, and the Company shall cause the Proxy Statement/Prospectus to be mailed to its shareholders at the earliest practicable time after both the Proxy Statement/Prospectus is cleared by the SEC and the Registration Statement is declared effective under the Securities Act. Each of the Buyer and the Company shall notify the other promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Registration Statement, the Proxy Statement/Prospectus or any filing pursuant to
Section 6.2(b) or for additional information and shall supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Registration Statement, the Proxy Statement/Prospectus, the Merger or any filing pursuant to Section 6.2(b). Each of the Buyer and the Company shall use its reasonable best efforts to cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 6.2 to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement/Prospectus, the Registration Statement or any filing pursuant to Section 6.2(b), the Buyer or the Company, as the case may be, shall promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to shareholders of the Company, of such amendment or supplement.

          (b) The Buyer and the Company shall promptly make all necessary filings with respect to the Merger under the Securities Act, the Exchange Act, applicable state blue sky laws and the rules and regulations thereunder.

     6.3 Nasdaq Quotation. The Company agrees to use its best efforts to
         ----------------
continue the quotation of the Company Common Stock on The Nasdaq National Market during the term of this Agreement.

     6.4  Access to Information.  The Company shall (and shall cause each of its
          ---------------------
Subsidiaries to) afford to the Buyer's officers, employees, accountants, counsel and other representatives, reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, personnel and records and, during such period, the Company shall (and shall cause each of its Subsidiaries to) furnish promptly to the Buyer (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning its business, properties, assets and personnel as the Buyer may reasonably request. The Buyer will hold any such information which is nonpublic in confidence in accordance with the Confidentiality Agreement. No information or knowledge obtained in any investigation pursuant to this Section or otherwise shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the Merger.

     6.5  Company Shareholders Meeting.
          ----------------------------

          (a) The Company, acting through the Company Board, shall take all actions in accordance with applicable law (including without limitation all applicable requirements of the Code and ERISA with respect to the shares of Company Common Stock held by any Company Employee Plan) and its Articles of Incorporation and Bylaws to promptly and duly call, give notice of, convene and hold as promptly as practicable, and in any event within 45 days after the declaration of effectiveness of the Registration Statement, the Company Shareholders Meeting for the purpose of considering and voting upon the Company Voting Proposal. Subject to Section 6.1(b), to the fullest extent permitted by applicable law, (i) the Company Board shall recommend approval and adoption of the Company Voting Proposal by the shareholders of the Company and include in the Proxy Statement/Prospectus such recommendation, and (ii) neither the Company Board nor any committee thereof shall withdraw or modify, or propose or resolve to withdraw or modify in a manner adverse to the Buyer, the recommendation of the Company Board that the Company's shareholders vote in favor of the Company Voting Proposal. The Company shall take all action that is both reasonable and lawful to solicit from its shareholders proxies in favor of the Company Voting Proposal and shall take all other action necessary or advisable to secure the vote or consent of the Company Shareholders required by the rules of The Nasdaq Stock Market or the VSCA to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, after consultation with the Buyer, the Company may adjourn or postpone the Company Shareholders Meeting to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement/Prospectus is provided to the Company's shareholders or, if as of the time for which the Company Shareholders Meeting is originally scheduled (as set forth in the Proxy Statement/Prospectus) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Shareholders Meeting.

          (b) The Company shall call, give notice of, convene and hold the Company Shareholders Meeting in accordance with this Section 6.5 for the purpose of voting upon the Company Voting Proposal and shall submit the Company Voting Proposal to the Company's shareholders for the purpose of acting upon its adoption whether or not (i) the Company Board at any time subsequent to the date hereof determines, in the manner permitted by Section 6.1(b), that this

Agreement is no longer advisable or recommends that the Company Shareholders reject it, or (ii) any actual, potential or purported Acquisition Proposal or Superior Proposal has been commenced, disclosed, announced or submitted to the Company.

     6.6  Additional Agreements.
          ---------------------

          (a) John H. Fain has executed and delivered the Shareholder's Agreement to the Buyer concurrently with the signing of this Agreement.

          (b) Each of the employees of the Company listed on Section 6.6(b) of the Company Disclosure Schedule has executed and delivered an Executive Retention Agreement in the form attached hereto as Exhibit C and on the terms and conditions set forth in Section 6.6(b) of the Company Disclosure Schedule.

          (c) The Buyer shall, following the Effective Time, cause the Surviving Corporation to effect and honor the retention and severance arrangements described in Section 6.6(c) of the Company Disclosure Schedule.

     6.7  Legal Conditions to the Merger.
          ------------------------------

          (a) Subject to the terms hereof, including Section 6.7(b), each of the Company and the Buyer shall use its commercially reasonable efforts to (i) take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as promptly as practicable, (ii) as promptly as practicable, obtain from any Governmental Entity or any other third party any consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained or made by the Company or the Buyer or any of their Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, (iii) as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Securities Act and the Exchange Act, and any other applicable federal or state securities laws,
(B) the HSR Act and any related governmental request thereunder and (C) any other applicable law and (iv) execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. The Company and the Buyer shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith. The Company and the Buyer shall use their respective commercially reasonable efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable law (including all information required to be included in the Proxy Statement/Prospectus and the Registration Statement) in connection with the transactions contemplated by this Agreement. For the avoidance of doubt, the Buyer and the Company agree that nothing contained in this Section 6.7(a) shall modify or affect their respective rights and responsibilities under Section 6.7(b).

          (b) Subject to the terms hereof, the Buyer and the Company agree, and shall cause each of their respective Subsidiaries, to cooperate and to use their respective commercially reasonable efforts to obtain any government clearances or approvals required for Closing under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal, state or foreign law or, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade (collectively, "Antitrust Laws"), to respond to any government requests for information under any Antitrust Law, and to contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) (an "Antitrust Order") that restricts, prevents or prohibits the consummation of the Merger or any other transactions contemplated by this Agreement under any Antitrust Law. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any Antitrust Law. The Buyer shall be entitled to direct any proceedings or negotiations with any Governmental Entity relating to any of the foregoing, provided that it shall afford the Company a reasonable opportunity to participate therein. Notwithstanding anything in this Agreement to the contrary, neither the Buyer nor any of its Affiliates shall be under any obligation to (i) make proposals, execute or carry out agreements or submit to orders providing for the sale or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of the Buyer, any of its Affiliates or the Company or any of its Subsidiaries or the holding separate of the shares of Company Common Stock (or shares of stock of the Surviving Corporation) or imposing or seeking to impose any material limitation on the ability of the Buyer or any of its subsidiaries or Affiliates to conduct their business or own such assets or to acquire, hold or exercise full rights of ownership of the shares of Company Common Stock (or shares of stock of the Surviving Corporation) or (ii) take any action under this Section if the United States Department of Justice or the United States Federal Trade Commission authorizes its staff to seek a preliminary injunction or restraining order to enjoin consummation of the Merger.

           (c) Each of the Company and the Buyer shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, their commercially reasonable efforts to obtain any third party consents related to or required in connection with the Merger that are (i) necessary to consummate the transactions contemplated hereby, (ii) disclosed or required to be disclosed in the Company Disclosure Schedule or the Buyer Disclosure Schedule, as the case may be, or
(iii) required to prevent a Company Material Adverse Effect or a Buyer Material Adverse Effect from occurring prior to or after the Effective Time.

     6.8  Public Disclosure.  Except as may be required by law or stock market
          -----------------
regulations, (a) the press release announcing the execution of this Agreement shall be issued only in such form as shall be mutually agreed upon by the Company and the Buyer and (b) each of the Buyer and the Company shall use its commercially reasonable efforts to consult with the other party before issuing any other press release or otherwise making any public statement with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement prior to using such efforts.

     6.9  Reorganization.  Each of the Buyer and the Company shall use its
          --------------
commercially reasonable efforts to cause the Merger to be treated as a reorganization within the meaning of Section 368(a) of the Code. The parties hereto hereby adopt this Agreement as a plan of reorganization.

     6.10 Affiliate Agreements. Schedule 6.10 of the Company Disclosure Schedule
          --------------------
sets forth a list of those persons who are, in the Company's reasonable judgment, Rule 145 Affiliates. The Company shall provide to the Buyer such information and documents as the Buyer shall reasonably request for purposes of reviewing such list and shall notify the Buyer in writing regarding any change in the identity of its Rule 145 Affiliates prior to the Closing Date. The Company shall use its commercially reasonable efforts to deliver or cause to be delivered to the Buyer as soon as practicable after the date of this Agreement (and in any case prior to the mailing of the Proxy Statement/Prospectus) from each of its Rule 145 Affiliates, an executed Affiliate Agreement, in substantially the form appended hereto as Exhibit D (the "Affiliate Agreement").
                                          ---------
The Buyer shall be entitled to place appropriate legends on the certificates evidencing any shares of Buyer Common Stock to be received by Rule 145 Affiliates of the Company pursuant to the terms of this Agreement and, subject to the terms of the Shareholder's Agreement, to issue appropriate stop transfer instructions to the transfer agent for the Buyer Common Stock.

     6.11 AMEX Listing. The Buyer shall use its best efforts to cause the shares
          ------------
of Buyer Common Stock to be issued in the Merger to be listed on AMEX, subject to official notice of issuance, on or prior to the Closing Date.

     6.12  Company Stock Plans.
           -------------------

          (a) At the Effective Time, each Company Stock Option (other than options granted under the Company ESPP) that is outstanding and unexercised immediately prior thereto shall cease to represent a right to acquire shares of Company Common Stock and shall be converted automatically into an option to purchase shares of Buyer Common Stock in an amount and at an exercise price determined as provided in this Section 6.12(a) (and otherwise subject to the terms of the Company Stock Plans (other than the Company ESPP) and the agreements evidencing grants thereunder) (a "Buyer Stock Option"). The number of shares of Buyer Common Stock to be subject to each Buyer Stock Option shall be equal to the product of (i) the number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time and (ii) the Exchange Ratio; provided that any fractional shares resulting from such multiplication shall be rounded down to the nearest whole number. The exercise price per share of Buyer Common Stock under each Buyer Stock Option shall be equal to (y) the exercise price per share of Company Common Stock at which such

Company Stock Option was exercisable immediately prior to the Effective Time divided by (z) the Exchange Ratio; provided that such exercise price shall be rounded up to the nearest whole cent.

          (b) As soon as practicable after the Effective Time, the Buyer shall deliver to the participants in the Company Stock Plans (other than the Company
ESPP) appropriate notice setting forth such participants' rights pursuant thereto. All grants made pursuant to the Company Stock Plans (other than the Company ESPP) shall continue in effect on the same terms and conditions (subject to the provisions of Section 6.12(a)).

          (c) The Buyer shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Buyer Common Stock for delivery upon exercise of the Buyer Stock Options. As soon as practicable after the Effective Time, the Buyer shall file a registration statement on Form S-8 (or any successor form) with respect to the shares of Buyer Common Stock subject to such Buyer Stock Options that are eligible for registration on Form S-8, and shall use its commercially reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Buyer Stock Options remain outstanding.

          (d) Before the Effective Time, the Buyer shall take whatever action is necessary with respect to its Amended and Restated 1992 Employee Stock Purchase Plan (the "Buyer ESPP") to provide for a special offering period commencing at or as soon as reasonably practicable after the Effective Time and ending on December 31, 2001 (the "Special ESPP Period") pursuant to which the Buyer shall allow the Company's employees otherwise eligible to participate in the Buyer ESPP (based on an adjusted date of hire to coincide with the date of hire by the Company) to participate in the Special ESPP Period. For the avoidance of doubt, the parties hereto acknowledge and agree that the Buyer is not assuming the Company ESPP.

     6.13  Shareholder Litigation.  Until the earlier of the termination of this
           ----------------------
Agreement in accordance with its terms and the Effective Time, the Company agrees that the Buyer shall have the right to participate in the defense or settlement of any shareholder litigation against the Company or the Company Board relating to this Agreement or any of the transactions contemplated by this Agreement. The Company shall not settle any such litigation without the Buyer's prior written consent, which consent shall not be unreasonably withheld or delayed. The Company and the Buyer agree to enter into a mutually agreeable joint defense agreement promptly after the Buyer receives notice from the Company of such shareholder litigation.

     6.14  Indemnification.
           ---------------

          (a) From and after the Effective Time, the Buyer shall, to the fullest extent permitted by law, cause the Surviving Corporation, for a period of six years from the Effective Time, to honor all of the Company's obligations under
Article VII of the Articles of Incorporation of the Company to indemnify and hold harmless each present and former director and officer of the Company (the "Indemnified Parties"), against any costs or expenses (including attorneys'
fees), judgments, fines, losses, claims, damages, liabilities or amounts paid in settlement incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the extent that such obligations to indemnify and hold harmless exist on the date of this Agreement.

          (b) For a period of six years after the Effective Time, the Buyer shall cause the Surviving Corporation to maintain (to the extent available in the market) in effect a directors' and officers' liability insurance policy covering those persons who are currently covered by the Company's directors' and officers' liability insurance policy (a complete and accurate copy of which has been delivered to the Buyer prior to the date of this Agreement) with coverage in amount and scope at least as favorable to such persons as the Company's existing coverage; provided, that in no event shall the Buyer or the Surviving Corporation be required to expend in excess of 200% of the annual premium currently paid by the Company for such coverage, which current annual premium is set forth in Section 6.14(b) of the Company Disclosure Schedule.

     6.15 Notification of Certain Matters. The Buyer shall give prompt notice to
          -------------------------------
the Company, and the Company shall give prompt notice to the Buyer, of the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be reasonably likely to cause (a) (i) any representation or warranty of such party contained in this Agreement that is qualified as to materiality to be untrue or inaccurate in any respect or (ii) any other representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect, in each case at any time from and after the date of this Agreement until the Effective Time, or (b) any material failure of the Buyer and the Transitory Subsidiary or the Company, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. Notwithstanding the above, the delivery of any notice pursuant to this Section will not limit or otherwise affect the remedies available hereunder to the party receiving such notice or the conditions to such party's obligation to consummate the Merger.

     6.16  Exemption from Liability Under Section 16(b).
           --------------------------------------------

          (a) The board of directors of the Buyer, or a committee thereof consisting solely of non-employee directors (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall adopt a resolution in advance of the Effective Time providing that the receipt by the Company Insiders of Buyer Common Stock in exchange for shares of Company Common Stock, and of options to purchase Buyer Common Stock upon assumption and conversion of Company Stock Options, in each case pursuant to the transactions contemplated hereby and to the extent such securities are listed in the Section 16 Information, is intended to be exempt pursuant to Rule 16b-3 under the Exchange Act.

          (b) For purposes of Section 6.16(a), "Section 16 Information" shall mean information regarding the Company Insiders and the number of shares of Company Common Stock or other Company equity securities deemed to be beneficially owned by each such Company Insider and expected to be exchanged for

Buyer Common Stock, and options to purchase Buyer Common Stock, in each case, in connection with the Merger, which shall be provided by the Company to the Buyer within 10 business days after the date of this Agreement.

          (c) For purposes of Section 6.16(a), "Company Insiders" shall mean those officers and directors of the Company who are subject to the reporting requirements of Section 16(a) of the Exchange Act as listed in the Section 16 Information.

     6.17  Comfort Letters.
           ---------------

          (a) The Company shall use reasonable efforts to cause to be delivered to the Buyer and the Company a letter of KPMG LLP, the Company's independent auditors, dated a date within two business days before the date on which the Registration Statement shall become effective and addressed to the Buyer, in form reasonably satisfactory to the Buyer and the Company and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

          (b) The Buyer shall use reasonable efforts to cause to be delivered to the Company and the Buyer a letter of Ernst & Young LLP, the Buyer's independent auditors, dated a date within two business days before the date on which the Registration Statement shall become effective and addressed to the Buyer, in form reasonably satisfactory to the Company and the Buyer and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

     6.18 Representation on Buyer Board. The Buyer shall take any and all
          -----------------------------
actions necessary or appropriate to cause the number of directors comprising the Buyer's board of directors at the Effective Time to be sufficient to permit John
H. Fain (the "Shareholder Designee") to serve thereon, and to cause the Shareholder Designee to be elected to serve on the Buyer's board of directors as provided in the Shareholder's Agreement.

                                  ARTICLE VII

                              CONDITIONS TO MERGER

     7.1  Conditions to Each Party's Obligation To Effect the Merger. The
          ----------------------------------------------------------
respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

          (a) Shareholder Approval. The Company Voting Proposal shall have been
              --------------------
approved and adopted at the Company Shareholders Meeting, at which a quorum is present, by the requisite vote of the shareholders of the Company under applicable law and the Company's Articles of Incorporation and Bylaws.

          (b) HSR Act. The waiting period applicable to the consummation of the
              -------
Merger under the HSR Act shall have expired or been terminated.

          (c) Governmental Approvals. Other than the filing of the Articles of
              ----------------------
Merger, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity in connection with the Merger and the consummation of the other transactions contemplated by this Agreement, the failure of which to file, obtain or occur is reasonably likely to have, directly or indirectly, a Buyer Material Adverse Effect or a Company Material Adverse Effect shall have been filed, been obtained or occurred.

          (d) Registration Statement; Proxy Statement/Prospectus. The
              --------------------------------------------------
Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceeding for that purpose, and no similar proceeding with respect to the Proxy Statement/Prospectus, shall have been initiated or threatened in writing by the SEC or its staff.

          (e) No Injunctions. No Governmental Entity of competent jurisdiction
              --------------
shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger or the other transactions contemplated by this Agreement.

          (f)  AMEX. The shares of Buyer Common Stock to be issued in the Merger
               ----
shall have been approved for listing on AMEX, subject only to official notice of issuance.

     7.2  Additional Conditions to Obligations of the Buyer and the Transitory
          --------------------------------------------------------------------
Subsidiary.  The obligations of the Buyer and the Transitory Subsidiary to
----------
effect the Merger are subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, any of which may be waived in writing exclusively by the Buyer and the Transitory Subsidiary:

          (a) Representations and Warranties. The representations and warranties
              ------------------------------
of the Company set forth in this Agreement shall be true and correct (i) as of the date of this Agreement and (ii) as of the Closing Date as though made on and as of the Closing Date, except (A) in the case of this clause (ii), for changes contemplated by this Agreement and (B) in the case of both clauses (i) and (ii),
(y) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date and (z) where the failures to be true and correct (without regard to any materiality or Company Material Adverse Effect qualifications contained therein), individually or in the aggregate, have not had, and are not reasonably likely to have, a Company Material Adverse Effect); and the Buyer shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

          (b) Performance of Obligations of the Company. The Company shall have
              -----------------------------------------
performed in all material respects all obligations required to be performed by it under this Agreement on or prior to the Closing Date; and the Buyer shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

          (c) No Company Material Adverse Effect. Since the date of this
              ----------------------------------
Agreement, there shall not have been any change, event, circumstance, development or effect that individually or in the aggregate has had, or is reasonably likely to have, a Company Material Adverse Effect.

          (d) Tax Opinion. The Buyer shall have received a written opinion from
              -----------
Hale and Dorr LLP, counsel to the Buyer, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; provided that if Hale and Dorr LLP does not render such opinion, this condition shall nonetheless be deemed satisfied if Williams, Mullen, Clark & Dobbins renders such opinion to the Buyer (it being agreed that the Buyer and the Company shall each provide reasonable cooperation, including making reasonable representations, to Hale and Dorr LLP or Williams, Mullen, Clark & Dobbins, as the case may be, to enable them to render such opinion).

          (e) Third Party Consents. The Company shall have obtained (i) all
              --------------------
consents and approvals of third parties referred to in Section 3.3(b) of the Company Disclosure Schedule and (ii) any other consent or approval of any third party (other than a Governmental Entity) which is material to the Company and its Subsidiaries taken as a whole.

          (f) No Restraints. There shall not be instituted or pending any action
              -------------
or proceeding by any Governmental Entity (i) seeking to restrain, prohibit or otherwise interfere with the ownership or operation by the Buyer or any of its Subsidiaries of all or any portion of the business of the Company or any of its Subsidiaries or of the Buyer or any of its Subsidiaries or to compel the Buyer or any of its Subsidiaries to dispose of or hold separate all or any portion of the business or assets of the Company or any of its Subsidiaries or of the Buyer or any of its Subsidiaries, (ii) seeking to impose or confirm limitations on the ability of the Buyer or any of its Subsidiaries effectively to exercise full rights of ownership of the shares of Company Common Stock (or shares of stock of the Surviving Corporation) including the right to vote any such shares on any matters properly presented to shareholders or (iii) seeking to require divestiture by the Buyer or any of its Subsidiaries of any such shares.

          (g) Resignations. The Buyer shall have received copies of the
              ------------
resignations, effective as of the Effective Time, of each director of the Company and its Subsidiaries.

     7.3  Additional Conditions to Obligations of the Company. The obligation of
          ---------------------------------------------------
the Company to effect the Merger is subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, any of which may be waived, in writing, exclusively by the Company:

          (a) Representations and Warranties. The representations and warranties
              ------------------------------
of the Buyer and the Transitory Subsidiary set forth in this Agreement shall be true and correct (i) as of the date of this Agreement and (ii) as of the Closing Date as though made on and as of the Closing Date, except (A) in the case of this clause (ii), for changes contemplated by this Agreement and (B) in the case of both clauses (i) and (ii), (y) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date and (z) where the failures to be true and correct (without regard to any materiality or Buyer Material Adverse Effect qualifications contained therein), individually or in the aggregate, have not had, and are not reasonably likely to have, a Buyer Material Adverse Effect; and the Company shall have received a certificate signed on behalf of the Buyer by the chief executive officer or the chief financial officer of the Buyer to such effect.

          (b) Performance of Obligations of the Buyer and the Transitory
              ----------------------------------------------------------
Subsidiary. The Buyer and the Transitory Subsidiary shall have performed in all
----------
material respects all obligations required to be performed by them under this Agreement on or prior to the Closing Date; and the Company shall have received a certificate signed on behalf of the Buyer by the chief executive officer or the chief financial officer of the Buyer to such effect.

          (c) No Buyer Material Adverse Effect. Since the date of this
              --------------------------------
Agreement, there shall not have been any change, event, circumstance, development or effect that individually or in the aggregate has had, or is reasonably likely to have, a Buyer Material Adverse Effect.

          (d) Tax Opinion. The Company shall have received the opinion of
              -----------
Williams, Mullen, Clark & Dobbins, counsel to the Company, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; provided that if Williams, Mullen, Clark & Dobbins does not render such opinion, this condition shall nonetheless be deemed satisfied if Hale and Dorr LLP renders such opinion to the Company (it being agreed that the Buyer and the Company shall each provide reasonable cooperation, including making reasonable representations, to Williams, Mullen, Clark & Dobbins or Hale and Dorr LLP, as the case may be, to enable them to render such opinion).

          (e) Representation on Buyer Board. The Shareholder Designee shall have
              -----------------------------
been elected to serve on the Buyer's board of directors effective immediately following the Effective Time.

          (f) No Restraints. There shall not be instituted or pending any action
              -------------
or proceeding by any Governmental Entity (i) seeking to restrain, prohibit or otherwise interfere with the ownership or operation by the Buyer or any of its Subsidiaries of all or any portion of the business of the Company or any of its Subsidiaries or of the Buyer or any of its Subsidiaries or to compel the Buyer or any of its Subsidiaries to dispose of or hold separate all or any portion of the business or assets of the Company or any of its Subsidiaries or of the Buyer or any of its Subsidiaries, (ii) seeking to impose or confirm limitations on the ability of the Buyer or any of its Subsidiaries effectively to exercise full rights of ownership of the shares of Company Common Stock (or shares of stock of the Surviving Corporation), including the right to vote any such shares on any matters properly presented to shareholders, or (iii) seeking to require divestiture by the Buyer or any of its Subsidiaries of any such shares.

                                 ARTICLE VIII

                           TERMINATION AND AMENDMENT

     8.1 Termination. This Agreement may be terminated at any time prior to the
         -----------
Effective Time (with respect to Sections 8.1(b) through 8.1(g), by written notice by the terminating party to the other party), whether before or, subject to the terms hereof, after adoption of this Agreement by the shareholders of the Company or the sole shareholder of the Transitory Subsidiary:

          (a) by mutual written consent of the Buyer, the Transitory Subsidiary and the Company; or

          (b) by either the Buyer or the Company if the Merger shall not have been consummated by December 31, 2001 (the "Outside Date") (provided that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been a principal cause of or resulted in the failure of the Merger to occur on or before the Outside Date); or

          (c) by either the Buyer or the Company if a Governmental Entity of competent jurisdiction shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; or

          (d) by either the Buyer or the Company if at the Company Shareholders Meeting (including any adjournment or postponement thereof permitted by this Agreement) at which a vote on the Company Voting Proposal is taken, the requisite vote of the shareholders of the Company in favor of the Company Voting Proposal shall not have been obtained (provided that the right to terminate this Agreement under this Section 8.1(d) shall not be available to the Company if (i) at such time the Company is in breach of or has failed to fulfill its obligations under this Agreement or (ii) the failure to obtain the requisite vote has been caused by a breach of the Shareholder's Agreement by any party thereto other than the Buyer); or

          (e) by the Buyer, if: (i) the Company Board shall have failed to unanimously recommend approval of the Company Voting Proposal in the Proxy Statement/Prospectus or shall have withdrawn or modified its recommendation of the Company Voting Proposal; (ii) the Company Board fails to unanimously reconfirm its recommendation of the Company Voting Proposal within five days after the Buyer requests in writing that the Company Board (or such committee thereof) do so; (iii) the Company Board shall have approved or recommended to the shareholders of the Company an Acquisition Proposal (other than the Merger contemplated by this Agreement); (iv) a tender offer or exchange offer for outstanding shares of the Company Common Stock is commenced (other than by the Buyer or an Affiliate of the Buyer) and the Company Board (or any committee thereof) recommends that the shareholders of the Company tender their shares in such tender or exchange offer or, within 10 business days after such tender or exchange offer, fails to recommend against acceptance of such offer or takes no position with respect to the acceptance thereof; or (v) the Company shall have breached Section 6.1 or Section 6.5; or

          (f) by the Buyer, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Section 7.2(a) or 7.2(b) not to be satisfied, and
(ii) shall not have been cured within 20 days following receipt by the Company of written notice of such breach from the Buyer; or

          (g) by the Company, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Buyer or the Transitory Subsidiary set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Section 7.3(a) or 7.3(b) not to be satisfied, and (ii) shall not have been cured within 20 days following receipt by the Buyer of written notice of such breach from the Company.

     8.2 Effect of Termination. In the event of termination of this Agreement as
         ---------------------
provided in Section 8.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of the Buyer, the Company, the Transitory Subsidiary or their respective officers, directors, shareholders or Affiliates; provided that (i) any such termination shall not relieve any party from liability for any breach of this Agreement (which includes, without limitation, the making of any representation or warranty by a party in this Agreement that was not true and accurate when made) and (ii) the provisions of Sections 3.27 and 8.3, Article IX of this Agreement and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement.

     8.3  Fees and Expenses.
          -----------------

          (a) Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses, whether or not the Merger is consummated; provided however, that the Company and the Buyer shall share equally (i) the filing fees of the Buyer's and any Company shareholder's pre-merger notification reports under the HSR Act and (ii) all fees and expenses, other than accountants' and attorneys' fees, incurred with respect to the printing, filing and mailing of the Proxy Statement/Prospectus (including any related preliminary materials) and the Registration Statement and any amendments or supplements thereto.

          (b) The Company shall pay the Buyer up to $1,500,000 as reimbursement for expenses of the Buyer actually incurred relating to the transactions contemplated by this Agreement prior to termination (including, but not limited to, reasonable fees and expenses of the Buyer's counsel, accountants and financial advisors, but excluding any discretionary fees paid to such financial advisors), upon the termination of this Agreement (i) by the Buyer or the Company pursuant to Section 8.1(b) if the failure to satisfy the conditions set forth in Section 7.1(a) or 7.2(a), (b), (c), (e) or (g) by the Outside Date shall have resulted in the Closing not occurring; (ii) by the Buyer pursuant to
Section 8.1(e); (iii) by the Buyer pursuant to Section 8.1(f); or (iv) by the

Buyer or the Company pursuant to Section 8.1(d). The expenses payable pursuant to this Section 8.3(b) shall be paid within one business day after demand therefor following the occurrence of the termination event giving rise to the payment obligation described in this Section 8.3(b). To the extent any fees paid under this Section 8.3(b) are paid in conjunction with Section 8.3(c), the Buyer may not assert at a later date additional fees for reimbursement of the Buyer's expenses.

          (c) The Company shall pay the Buyer a termination fee of $8,100,000 (less any amounts payable by the Company as reimbursement for expenses under Section 8.3(b)) upon the earliest to occur of the following events:

             (i) the termination of the Agreement by the Buyer or the Company pursuant to Section 8.1(d) as a result of the failure to receive the requisite vote for approval of the Company Voting Proposal by the shareholders of the Company at the Company Shareholders Meeting if, at or prior to the time of such failure, there shall have been announced an Acquisition Proposal relating to the Company which shall not have been absolutely and unconditionally withdrawn and abandoned; or

             (ii) the termination of this Agreement by the Buyer pursuant to
Section 8.1(e); or

             (iii) the termination of this Agreement by the Buyer pursuant to
Section 8.1(f).

     Any fee due under Section 8.3(c) shall be paid by wire transfer of same-day funds within one business day after the date of termination of this Agreement.

          (d) The Buyer shall pay the Company up to $1,500,000 as reimbursement for expenses of the Company actually incurred relating to the transactions contemplated by this Agreement prior to termination (including, but not limited to, reasonable fees and expenses of the Company's counsel, accountants and financial advisors, but excluding any discretionary fees paid to such financial advisors), upon the termination of this Agreement by the Company pursuant to (i)
Section 8.1(b) as a result of the failure to satisfy the conditions set forth in
Section 7.3(a) or (b) or (ii) Section 8.1(g). The expenses payable pursuant to this Section 8.3(d) shall be paid within one business day after demand therefor following the occurrence of the termination event giving rise to the payment obligation described in this Section 8.3(d). To the extent any fees paid under this Section 8.3(d) are paid in conjunction with Section 8.3(e), the Company may not assert at a later date additional fees for reimbursement of the Company's expenses.

          (e) The Buyer shall pay the Company a termination fee of $8,100,000 (less any amounts payable by the Buyer as reimbursement for expenses under Section 8.3(d)) upon termination of this Agreement by the Company pursuant to
Section 8.1(g). Any fee due under Section 8.3(e) shall be paid by wire transfer of same-day funds within one business day after the date of termination of this Agreement.

          (f) The parties hereto acknowledge that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement. If one party fails to promptly pay to the other any expense reimbursement or fee due hereunder, the defaulting party shall pay the costs and expenses (including reasonable legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime rate of Fleet Bank, N.A. plus four percent per annum, compounded quarterly, from the date such expense reimbursement or fee was required to be paid.

     8.4 Amendment. This Agreement may be amended by the parties hereto, by
         ---------
action taken or authorized by their respective boards of directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of the Company or the Transitory Subsidiary, provided, however, that, after any such approval, no amendment shall be made which by law requires further approval by such shareholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     8.5 Extension; Waiver. At any time prior to the Effective Time, the parties
         -----------------
hereto, by action taken or authorized by their respective boards of directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

                                  ARTICLE IX

                                 MISCELLANEOUS

     9.1  Nonsurvival of Representations and Warranties.  The respective
          ---------------------------------------------
representations and warranties of the Company, the Buyer and the Transitory Subsidiary contained in this Agreement or in any instrument delivered pursuant to this Agreement shall expire with, and be terminated and extinguished upon, the Effective Time. This Section 9.1 shall have no effect upon any other obligations of the parties hereto, whether to be performed before or after the consummation of the Merger.

     9.2  Notices.  All notices, requests, claims and demands and other
          -------
communications hereunder shall be in writing and shall be deemed duly delivered
(a) four business days after being sent by registered or certified mail, return receipt requested, postage prepaid, or (b) one business day after being sent for next business day delivery, fees prepaid, via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

               (i)  if to the Buyer or the Transitory Subsidiary, to
                    Keane, Inc.
                    Ten City Square
                    Boston, MA  02129
                    Attn:  President and Chief Executive Officer
                    Telecopy:  (617) 241-9507

                    with a copy to:

                    Hale and Dorr LLP
                    60 State Street
                    Boston, MA 02109
                    Attn: Hal J. Leibowitz, Esq.
                    Telecopy: (617) 526-5000

              (ii)  if to the Company, to
                    Metro Information Services, Inc.
                    Reflections II Office Building
                    Third Floor
                    200 Golden Oak Court
                    Virginia Beach, VA  23452
                    Attn:   Chairman of the Board and Chief Executive Officer
                    Telecopy: (757) 306-0257

                    with a copy to:

                    Williams, Mullen, Clark & Dobbins
                    One Columbus Center
                    Suite 900
                    Virginia Beach, VA  23462-6762
                    Attn:  John M. Paris, Jr., Esq.
                    Telecopy:  (757) 473-0395

Any party to this Agreement may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, telecopy or ordinary mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party to this Agreement may change the address to which notices and other communications hereunder are to be delivered by giving the other parties to this Agreement notice in the manner herein set forth.

     9.3 Entire Agreement. This Agreement (including the Schedules and Exhibits
         ----------------
hereto and the documents and instruments referred to herein that are to be delivered at the Closing) constitutes the entire agreement among the parties hereto and supersedes any prior understandings, agreements or representations by or among the parties hereto, or any of them, written or oral, with respect to the subject matter hereof; provided that the Confidentiality Agreement shall remain in effect in accordance with its terms.

     9.4 No Third Party Beneficiaries. Except as provided in Section 6.14, this
         ----------------------------
Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns, to create any agreement of employment with any person or to otherwise create any third-party beneficiary hereto.

     9.5 Assignment. Neither this Agreement nor any of the rights, interests or
         ----------
obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void, except that the Buyer and/or the Transitory Subsidiary may assign this Agreement to any direct or indirect wholly owned Subsidiary of the Buyer without consent of the Company, provided that the Buyer and/or the Transitory Subsidiary, as the case may be, shall remain liable for all of its obligations under this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

     9.6 Severability. Any term or provision of this Agreement that is invalid
         ------------
or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that shall achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

     9.7 Counterparts and Signature. This Agreement may be executed in two or
         --------------------------
more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile transmission.

     9.8 Interpretation. When reference is made in this Agreement to an Article
         --------------
or a Section, such reference shall be to an Article or Section of this Agreement, unless otherwise indicated. The table of contents, table of defined terms and headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." No summary of this Agreement prepared by any party shall affect the meaning or interpretation of this Agreement.

     9.9  Governing Law.  This Agreement shall be governed by and construed in
          -------------
accordance with the internal laws of the Commonwealth of Virginia without giving effect to any choice or conflict of law provision or rule (whether of the Commonwealth of Virginia or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the Commonwealth of Virginia.

     9.10  Remedies.  Except as otherwise provided herein, any and all remedies
           --------
herein expressly conferred upon a party shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy shall not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which the parties are entitled at law or in equity.

     9.11 WAIVER OF JURY TRIAL. EACH OF THE BUYER, THE TRANSITORY SUBSIDIARY AND
          --------------------
THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE BUYER, THE TRANSITORY SUBSIDIARY OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

     IN WITNESS WHEREOF, the Buyer, the Transitory Subsidiary and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                              KEANE, INC.

                              /s/ Brian T. Keane
                              --------------------
                              Name: Brian T. Keane
                              Title:  President and Chief Executive Officer


                              VERITAS ACQUISITION CORP.

                              /s/ Brian T. Keane
                              --------------------
                              Name: Brian T. Keane
                              Title:  President and Chief Executive Officer


                              METRO INFORMATION SERVICES, INC.

                              /s/ John H. Fain
                              ------------------
                              Name:  John H. Fain
                              Title:  Chief Executive Officer